AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and between

Sterling National Bank

and

COFFEE HOLDING CO., INC. and

ORGANIC PRODUCTS TRADING COMPANY LLC

(AS CO- BORROWERs)

DATED: April 25, 2017

Table of Contents

1.	THE LOANS		2
	1.1	Loans	2
	1.2	Revolving Loan Account	3
	1.3	Interest	3
	1.4	Maturity Date	4
	1.5	Other Obligations Due at Maturity	4
	1.6	Monthly Statement and Automatic Charges	4
	1.7	Fees	5
	1.8	Computations of Interest and Fees	5
	1.9	Increased Costs; Capital Requirements	5
	1.10	Taxes	6
	1.11	Initial Conditions to Credit Extensions	7
	1.12	Subsequent Conditions to Credit Extensions	7
	1.13	Letters of Credit	7
	1.14	Restatement of Revolving Credit Facility	9

2.	GRANT OF SECURITY INTEREST AND COLLATERAL MATTERS		10
	2.1	Grant of Security Interest	10
	2.2	Borrowing Base	10
	2.3	Allowances	10
	2.4	Records	10
	2.5	Legends	10
	2.6	Inspection	10
	2.7	Purchase Money Security Interests	11
	2.8	Search Reports and Credit Reports	11
	2.9	Further Assurances	11
	2.10	Subordination	12

3.	REPRESENTATIONS AND WARRANTIES		12
	3.1	Organization and Qualification	12
	3.2	Authorization; Enforceability	12
	3.3	Subsidiaries	13
	3.4	Title to Properties; Absence of Liens and Claims	13
	3.5	Places of Business	13
	3.6	Validity and Perfection of Security Interest	13
	3.7	Governmental Approvals; No Conflicts	13
	3.8	Permits	14
	3.9	Litigation and Environmental Matters	14
	3.10	Investment Company Status	14
	3.11	Compliance with Law and Agreements	14
	3.12	Financial Statements	14
	3.13	Accounts and Contract Rights	15
	3.14	Title to Collateral	15
	3.15	Location of Collateral	15
	3.16	Loan Party Taxes	15

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	3.17	Federal Reserve Regulations	15
	3.18	Labor Matters	16
	3.19	Insurance	16
	3.20	Solvency	16
	3.21	Disclosure	16
	3.22	ERISA	16
	3.23	Cross-Collateralization and Cross-Default	17
	3.24	Annex 3 Representations	17

4.	AFFIRMATIVE COVENANTS		17
	4.1	Payments and Performance	17
	4.2	Books and Records; Inspection	18
	4.3	Financial Statements and Reporting	18
	4.4	Maintenance of Existence; Conduct of Business	18
	4.5	Compliance with Law	18
	4.6	Notice to Account Debtors	18
	4.7	Solvency	18
	4.8	Operating and Deposit Accounts	18
	4.9	Payment of Loan Party Taxes, Accounts Payable and Other Obligations	19
	4.10	Maintenance of Collateral	19
	4.11	Insurance	19
	4.12	Notification of Material Events	19
	4.13	Lien Law	20
	4.14	Environmental	20
	4.15	Third Parties	21
	4.16	Use of Proceeds	21
	4.17	Collections; Remote Deposit Service	21

5.	NEGATIVE COVENANTS		22
	5.1	Financial Covenants	22
	5.2	Indebtedness	22
	5.3	Liens	22
	5.4	Fundamental Changes	22
	5.5	Investments, Loans, Advances, Guarantees and Acquisitions	23
	5.6	Asset Sales	23
	5.7	Sale-and-Leaseback transactions	24
	5.8	Restricted Payments	24
	5.9	Transactions with Affiliates	24
	5.10	Restrictive Agreements	24
	5.11	Amendment of Material Documents	25
	5.12	Lines of Business	25
	5.13	Accounting Changes	25
	5.14	Hedging Agreements	25

6.	DEFAULT		25
	6.1	Default	25
	6.2	Acceleration	28

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	6.3	Power of Attorney	29
	6.4	Nonexclusive Remedies	30
	6.5	Reassignment to Loan Party	30

7.	MISCELLANEOUS		30
	7.1	Waivers	30
	7.2	Severability	30
	7.3	Deposit Collateral	30
	7.4	Indemnification	30
	7.5	Costs and Expenses	31
	7.6	Counterparts	31
	7.7	Complete Agreement	31
	7.7	Binding Effect of Agreement	31
	7.9	Amendments and Waivers	31
	7.10	Additional Lender	32
	7.11	Terms of Agreement	32
	7.12	Notices	32
	7.13	Governing Law	34
	7.14	Reproductions; Disclosures	34
	7.15	Completing and Correcting this Agreement	34
	7.16	ADDITIONAL WAIVERS	34
	7.17	Jurisdiction and Venue	34
	7.18	JURY WAIVER	34
	7.19	Joint and Several	35
	7.20	Construction	35
	7.21	USA PATRIOT Act Notice	35
	7.22	Foreign Asset Control Regulations	35
	7.23	Electronic Execution of Documents	35
	7.24	Application of Funds	35

ANNEXES

Annex 1 - Definitions	A1-1 through A1-16
Annex 2 - Schedule of Facility Information	A2-1 through A2-8
Annex 3 - Schedule of Borrower Information and Related Matters	A3-1 through A3-3

EXHIBITS

A – Form of Borrowing Base Certificate	E1 through E-3

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AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into at New York, New York, as of April 25, 2017, by and among COFFEE HOLDING CO., INC. (“Coffee Holding”), a Nevada corporation, and ORGANIC PRODUCTS TRADING COMPANY LLC (“Organic Products”), a Delaware limited liability company, each with its principal and executive offices located at 3475 Victory Boulevard, Staten Island, New York 10314 (“Borrower(s)” or “Loan Party(ies)” or “Entity Loan Party(ies)”) and STERLING NATIONAL BANK, a national banking association, with an address of 400 Rella Boulevard, Montebello, New York 10901-4256, and with another office located at 500 Seventh Avenue, New York, New York 10018 (the “Bank” or “Lender”);

WHEREAS, Coffee Holding and Organic Products executed and delivered to the Bank various loan documents (the “Existing Loan Documents”), pursuant to which the Bank extended to such Borrowers two revolving credit facilities (the “Initial Loan Facilities”), and the Bank has made extensions of credit under the Initial Loan Facilities; and

WHEREAS, Coffee Holding has requested that the Bank consent to the (i) formation of Sonofresco, LLC, as a wholly owned Subsidiary thereof, and the acquisition of the assets of Coffee Kinetics, LLC by Sonofresco, LLC and (ii) stock acquisition by Coffee Holding of Comfort Foods, Inc. (“Comfort”); and

WHEREAS, it has been determined that the Initial Loan Facilities should be amended and restated to address the restructuring of the Initial Loan Facilities to provide for, inter alia, the addition of Sonofresco and Comfort as Guarantors, the consolidation of the Initial Loan Facilities and to re-evidence the “Obligations” under, and as defined in, the Existing Loan Documents, which shall be repayable in accordance with the terms of this Agreement, and the restatement of the terms and conditions of the Initial Loan Facilities; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Loan Documents or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement and Loan Documents amend and restate in its entirety the Existing Loan Documents; and

WHEREAS, it is also the intent of the parties to confirm that (i) all obligations under the “Loan Documents” (as referred to and defined in the Existing Loan Documents) shall continue in full force and effect as modified and/or restated by the Loan Documents (as referred to and defined herein), (ii) all Liens and security interests granted by the Loan Parties to secure such obligations are in all respects continuing in full force and effect and (iii) from and after the Closing Date, all references to the “Loan Agreement” or “Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, including the granting by the Bank of financial accommodations to or for the benefit of the Borrowers, the Borrowers represent and agree with the Bank, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1. THE LOANS

1.1	Loans

(a)	Revolving Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, during the term of this Agreement, the Bank, absent the occurrence of a Default or an Event of Default, may make revolving loans to the Borrowers (the “Revolving Loans”) in an amount not to exceed the lesser of the Borrowing Base and the Maximum Facility Amount, except as such amount may be increased or decreased by Bank, in its sole discretion (the “Revolving Credit Facility”). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and re-borrow Revolving Loans.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Unless otherwise agreed by Lender, each request for a Loan shall be irrevocable. The Borrower shall give the Bank same-day notice, no later than 11:00 A.M. (New York time) on any Business Day, of its request for a Revolving Loan, in which notice the Borrower shall specify the amount of the proposed Revolving Loan and the proposed borrowing date, which must be a Business Day; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default. Each check presented for payment against the Borrower’s controlled disbursement account, if any, at Bank and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan. As an accommodation to the Borrower, the Bank may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Bank by the Borrower. Unless the Borrower specifically directs the Bank in writing not to accept or act upon telephonic or electronic communications from the Borrower, the Bank shall have no liability to the Borrower for any loss or damage suffered by the Borrower as result of the Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to the Bank by the Borrower and the Bank shall have no duty to verify the origin of any such communications or the authority of the Person sending it.

The Borrower hereby irrevocably authorizes the Bank to disburse the proceeds of each Revolving Loan requested by the Borrower as follows: the proceeds of each Revolving Loan requested under Section 1(a) shall be disbursed by Bank in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by credit to any account of Borrower at Bank or by wire transfer or Automated Clearing House (ACH) transfer to such bank accounts as may be agreed upon by the Borrower and the Bank from time to time, or elsewhere if pursuant to a written direction from the Borrower.

(b)	Sub-Limits. Within the Revolving Credit Facility and the Maximum Facility Amount (as defined in Annex 2) there shall be the following sublimits:

1.	A sublimit in the maximum principal amount of $3,000,000 in favor of Borrower Organics Products (the “Organic Sublimit”).

(c)	Sonofresco, LLC. The Bank hereby consents to the June 23, 2016 formation of Sonofresco, LLC, as a wholly owned Subsidiary of Coffee Holding, and to the June 29, 2016 acquisition of the assets of Coffee Kinetics, LLC by Sonofresco, LLC pursuant to that certain Asset Purchase and Sale Agreement between Coffee Kinetics, LLC (as Seller) and Sonofresco, LLC (as Buyer) dated June 23, 2016.

(d)	Comfort Foods, Inc. The Bank hereby consents to the acquisition of the stock of Comfort Foods, Inc. by Coffee Holding pursuant to that certain Stock Purchase Agreement among Stephen J. Beattie and Victor Janovich (as Sellers), Comfort Foods, Inc. and Coffee Holding (as Buyer) dated February 23, 2017.

1.2 Revolving Loan Account An account of the Borrowers shall be opened on the books of Bank in which account (the “Revolving Loan Account”) a record will be kept of all Revolving Loans to the Borrowers, and all payments thereon and other appropriate debits and credits as provided by this Agreement. No failure of the Bank to make, and no error by the Bank in making, any entry in such books will affect the Borrowers’ obligation to repay the full principal amount advanced by the Bank to or for the account of the Borrowers or the Borrowers’ obligation to pay interest thereon at the agreed upon rate.

1.3 Interest

(a)	Rate. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, at the rate(s) set forth in Annex 2.

(b)	Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise) and (B) on the first day of each month commencing on the first such day following the making of such Loan and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)	Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Sections 6.1(k) or 6.1(l) or (B) the delivery of a notice by the Bank to the Borrowers during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 5% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)	Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Bank, and in such event the Borrowers shall pay the Bank interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Bank is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Maturity Date. The Borrowers hereby unconditionally promise to pay to the Bank the then unpaid principal amount of all loans and advances made respecting the Revolving Loans, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Revolving Loans, on the Maturity Date or such earlier date following acceleration thereof or the termination of this Agreement. In addition, the Bank’s agreement to advance funds respecting the Revolving Loans shall expire on the Maturity Date and there shall be no further advances respecting the Revolving Loans unless the Bank agrees, in writing, in its sole discretion, to extend the Maturity Date. Anything to the contrary notwithstanding, if the Bank makes advances in its sole discretion beyond any Maturity Date, either with or without an agreed extension thereof with or without a writing, all such advances shall constitute Obligations, shall be secured by the Collateral, and shall be governed by the Loan Documents.

1.5 Other Obligations Due at Maturity. In the event that the Revolving Credit Facility matures or is terminated for any reason prior to its Maturity Date, then in such event the principal balance, accrued and unpaid interest and all other sums due or outstanding under any loan or advance not arising from the Revolving Credit Facility shall accelerate and become due and payable simultaneously with the payment of all sums due and payable under the Revolving Credit Facility.

1.6 Monthly Statement and Automatic Charges. At the option of the Bank, after the end of each month, the Bank may, but shall not be obligated to, render to the Borrowers a statement of the Credit Extensions showing the loan balance and all applicable credits and debits. Each statement shall be conclusive, binding and final for all purposes, absent manifest error and deemed to have been accepted by the Borrower and shall be binding upon the Borrowers in respect of the loan balance and all charges, debits and credits of whatsoever nature contained therein respecting the Credit Extensions, unless the Borrowers notify the Bank in writing of any discrepancy within twenty (20) days from the transmittal by the Bank to the Borrower of any such monthly statement. At the option of the Bank, all payments in respect of any Obligation will automatically be debited from any of the Borrowers’ accounts, as elected by the Bank.

1.7 Fees. The Borrowers shall pay to the Bank all of the fees set forth on Annex 2 hereto.

1.8 Computations of Interest and Fees. All computations of interest and of fees (other than flat fees) shall be made by the Bank on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Bank and shall be conclusive, binding and final for all purposes, absent manifest error. All fees shall be (a) deemed to be an Obligation, (b) fully earned on the earlier of (i) the date specified such fee is earned or (ii) the date such fee is payable and (c) nonrefundable and shall not be subject to reduction, rebate or proration whatsoever.

1.9 Increased Costs; Capital Requirements.

(a)	Increased Costs. If at any time the Bank determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any law, statute, rule, regulation or other similar Requirements of Law of any Governmental Authority shall have the effect of (i) increasing the cost to the Bank of making, funding or maintaining any Credit Extension or to agree to do so or of participating, or agreeing to participate, in extensions of credit, or (ii) imposing any other cost to the Bank with respect to compliance with its obligations under any Loan Document, then, upon demand by the Bank, the Borrowers shall pay to the Bank amounts sufficient to compensate the Bank for such increased cost.

(b)	Increased Capital Requirements. If at any time the Bank determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, the Bank or any similar requirement shall have the effect of reducing the rate of return on the capital of the Bank’s (or any Person controlling the Bank) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of the Bank or Person, the Bank or Person could have achieved but for such adoption or change, then, upon demand from time to time by the Bank, the Borrowers shall pay to the Bank amounts sufficient to compensate the Bank for such reduction.

(c)	Compensation Certificate. Each demand for compensation under this Section 1.9 shall be accompanied by a certificate of the Bank claiming such compensation, setting forth in reasonable detail the computation of the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

1.10 Taxes.

(a)	Payments Free and Clear of Taxes. Except as otherwise provided in this Section 1.10, each payment by Borrowers under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, the “Taxes”) other than for taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

(b)	Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to the Bank (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 1.10), the Bank receives the amount it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c)	Other Taxes. In addition, Borrowers agree to pay, and authorizes the Bank to pay in its name to the extent such party fails to do so, on or prior to the date when due, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrowers, the Borrowers shall furnish to the Bank, the original or a certified copy of a receipt evidencing payment thereof.

(d)	Indemnification. The Borrowers shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor the Bank for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.10) paid by the Bank and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Bank claiming any compensation under this clause (d), setting forth in reasonable detail the computation of the amounts to be paid thereunder and delivered to the Borrowers shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

1.11 Initial Conditions to Credit Extensions. The Bank’s obligation to make the first Credit Extension hereunder shall be subject to the fulfillment by Borrowers on or before the Closing Date of all conditions required by the Bank in its sole discretion, including those set forth in Section 3 of Annex 2.

1.12 Subsequent Conditions to Credit Extensions. The Bank’s obligation to make Credit Extensions after the Closing Date shall be subject to the fulfillment by the Borrowers on or before the date thereof of the following conditions precedent:

(a)	Representations and Warranties True, Complete and Correct. Each representation and warranty of Borrowers contained herein and in any agreement or instrument furnished to the Bank shall be true, complete and correct in all material respects as of the date of said Credit Extension (except for representations which by their terms relate to a different date, in which case said representations and warranties shall continue to have been true, complete and correct in all material respects as of said date); and

(b)	No Material Adverse Change. There shall have been no Material Adverse Effect since the Closing Date; and

(c)	No Default. There shall have occurred no Event of Default or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default; and

(d)	Additional Conditions. Any additional conditions set forth in Section 3 of Annex 2 shall have been satisfied.

1.13 Letters of Credit.

(a)	Issuance of Letters of Credit. Subject to all of the terms and conditions hereof, Bank agrees to establish the LC Facility pursuant to which, during the period from the date hereof to the Maturity Date, the Bank on behalf of any Borrower shall make available to the Borrower one or more Letters of Credit on the Borrower’s request therefor from time to time, subject to the following terms and conditions:

(i) The Bank will not be required to issue any Letter of Credit to the extent that the issuance thereof would cause the LC Obligations to exceed the Maximum LC Obligation or the sum of Revolving Loans plus the LC Obligations to exceed the Maximum Facility Amount.

(ii) The Borrower acknowledges that the Bank’s willingness to issue any Letter of Credit is conditioned upon (a) the Bank’s receipt of (i) an LC Application executed by an Authorized Person with respect to the requested Letter of Credit, (ii) such LC Support as the Bank, in the exercise of its sole discretion, requests, and (iii) such other instruments and agreements as the Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit, and (b) the satisfaction of each of the LC Conditions and compliance with Section 1.11. In no event shall the Bank have any liability or obligation to Borrower for any failure or refusal by the Bank to issue, for the Bank’s delay in issuing, or for any error of the Bank in issuing or failure to issue, any Letter of Credit.

(iii) Letters of Credit may be requested only if they are to be used (a) to support obligations of the Borrower incurred in the ordinary course of business of the Borrower, or (b) for such other purposes as the Bank may approve from time to time in writing.

(iv) The Borrower shall comply with all of the terms and conditions imposed on it by the Bank, whether such terms and conditions are contained in an LC Application or in any agreement with respect thereto, shall pay all of the Bank’s fees customarily charged in connection with the application for, issuance, and negotiation of letters of credit, and all of the rights and remedies that the Bank has under an LC Application or any agreement related thereto shall be in addition to any rights and remedies of the Bank contained in any of the Loan Documents. The Borrower agrees to reimburse the Bank for any draw under any Letter of Credit on the date drawn, and to pay the Bank the amount of all other liabilities and obligations payable to the Bank under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right that the Borrower may have at any time against the Bank or any other Person. Until the Bank has received payment from the Borrower in accordance with the foregoing provisions of this clause (iv), the Bank, in addition to all of its other rights and remedies under this Agreement, shall (A) be entitled to interest at the rate otherwise applicable to Revolving Loans hereunder (including, if applicable, the rate in 1.3(c)) and (B) be fully subrogated to the rights and remedies of each beneficiary under a Letter of Credit whose claims against the Borrower have been discharged with the proceeds of such Letter of Credit. Whether or not the Borrower submits any request for a Revolving Loan to the Bank, the Borrower shall be deemed to have requested from the Bank a Revolving Loan in an amount necessary to pay to the Bank all amounts due the Bank pursuant to this clause (iv).

(v) The Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of the Borrower to reimburse the Bank for all amounts paid by the Bank by reason of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit, the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, or improper honor by the Bank of any draw request under a Letter of Credit. If presentation of a demand, draft, certificate or other document does not comply with the terms of a Letter of Credit and the Borrower contends that, as a consequence of such noncompliance, it has no obligation to reimburse the Bank for any payment made with respect thereto, the Borrower shall nevertheless be obligated to reimburse the Bank for any payment made by the Bank with respect to such Letter of Credit, but without waiving any claim the Borrower may have against the Bank in connection therewith.

(vi) No Letter of Credit shall be extended or amended in any respect unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

(b)	Cash Collateral Account. Upon the Bank’s demand therefor with respect to any given Letter of Credit, and in the case of any Letter of Credit which expires according to its terms after the Maturity Date of the Revolving Credit Facility, the Borrower shall Cash Collateralize such Letter of Credit in an amount equal to 110% of the sum of aggregate undrawn amounts of such Letter of Credit plus all related fees and other amounts due or to become due in connection with such Letter of Credit and related LC Obligations. The Borrower hereby pledges to the Bank and grants to the Bank a security interest in all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account (which Cash Collateral Account may, in the Bank’s sole discretion, be a separate, segregated account maintained at the Bank), the Bank may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as the Bank may elect, as shall be or shall become due and payable by the Borrower to the Bank with respect to the LC Obligations. Neither the Borrower nor any other Person claiming by, thru, under or on behalf of the Borrower shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, provided that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Obligations, any Cash Collateral remaining in the Cash Collateral Account shall be returned to the Borrower unless an Event of Default then exists (in which event the Bank may apply such Cash Collateral to the payment of any other Obligations outstanding, with any surplus to be turned over to the Borrower).

1.14 Restatement of Revolving Credit Facility. Except as expressly modified in this Agreement and any agreement, instrument or document executed in conjunction herewith, each of the Existing Loan Documents remain in full force and effect including all recordings and filings. In the event that there is a conflict between provisions of the Existing Loan Documents on the one hand, and this Amended and Restated Loan and Security Agreement and any agreements, instruments and documents executed in conjunction herewith on the other hand, the provisions of the latter shall govern, it being acknowledged and agreed that nothing in any of the Loan Documents shall in any way adversely affect any prior recordings or filings made in connection with the Existing Loan Documents. This Agreement (together with all documents executed in conjunction herewith) restates the Revolving Credit Facility; provided, however, that this Agreement (together with all documents executed in conjunction herewith) is not intended to be, nor shall it be construed as, (i) an extinguishment of the outstanding indebtedness owed to the Bank under Existing Loan Documents, or (ii) an extinguishment of any liens or security interests previously granted to the Bank pursuant to the Existing Loan Documents, all of which are to continue in full force and effect for the benefit of, and in all respects shall remain enforceable by, the Bank, such that the existence and priority of all previously created liens and security interests shall continue uninterrupted from the dates originally established. This Agreement is given in amendment, modification, and restatement, but not in extinguishment or novation of the Existing Loan Documents or any Obligations heretofore arising therefrom, which Obligations are continued under the terms of this Agreement and are secured by the Collateral, anything to the contrary notwithstanding.

2. GRANT OF SECURITY INTEREST AND COLLATERAL MATTERS

2.1 Grant of Security Interest. In consideration of the Bank’s extending credit and other financial accommodations to or for the benefit of the Borrowers, whether under the Existing Loan Documents, this Agreement or otherwise, and whether evidenced by notes or not, Borrowers have heretofore granted and continue to grant, and all Borrowers hereby grant, to the Bank a first priority security interest in, a lien on, and pledge and assignment of the Collateral owned by Borrowers. The security interest, lien, pledge and assignment granted by the Existing Loan Documents and this Agreement are given to and shall be held by the Bank as security for the payment and performance of all Obligations, including, without limitation, all amounts outstanding pursuant to the Loan Documents. All prior granting of security interests, pledges, liens, mortgages, assignments, hypothecations, filings and recordings, if any, shall continue to remain in full force and effect.

2.2 Borrowing Base. The Bank shall have the right from time to time, in its sole discretion, to amend, substitute or modify the percentages set forth in the definition of Borrowing Base and the definition of Eligible Accounts, Eligible Inventory and the form of Borrowing Base Certificate.

2.3 Allowances. Unless an Event of Default shall have occurred, Borrowers may grant such allowances or other adjustments to Account Debtors (exclusive of extending the time for payment of any item which shall not be done without first obtaining the Bank’s written consent in each instance) as Borrowers may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of goods sold (subject to the provisions set forth in this Agreement with reference to returned goods).

2.4 Records. Borrowers shall hold their books and records relating to the Collateral segregated from all Borrowers’ other books and records in a manner satisfactory to the Bank; and shall deliver to the Bank from time to time promptly at its request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and Borrowers will deliver to the Bank promptly at the Bank’s request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of inventory, schedules of accounts and such other writings as the Bank may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or the Bank’s security interest in the Collateral.

2.5 Legends. Borrowers shall promptly make, stamp or record such entries or legends on Borrowers’ books and records or on any of the Collateral (including, without limitation, chattel paper) as Bank shall request from time to time, to indicate and disclose that Bank has a security interest in such Collateral.

2.6 Inspection. The Bank, or its representatives, at such times as are set forth in Annex 2, shall have the right at the sole cost and expense of Borrowers, and Borrowers will permit the Bank and/or its representatives: (a) to examine, check, make copies of or extracts from any of Borrowers’ books, records and files (including, without limitation, orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to age, quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or Borrowers’ compliance with the provisions of this Agreement. The costs of such field exams and inspections shall consist of a per-person auditor charge as are set forth in Annex 2 or the actual costs if such auditor is retained by the Bank. Borrowers hereby irrevocably authorize and direct all accountants and auditors employed or engaged by Borrowers at any time during the term of this Agreement and all data processing centers or other persons having information relevant to Borrowers’ financial condition to deliver copies of all materials in their possession to the Bank upon the Bank’s request therefor.

2.7 Purchase Money Security Interests. To the extent Borrowers use proceeds of any loans to purchase Collateral, the repayment of such loans shall be on a “first-in-first-out” basis so that the portion of the loan used to purchase a particular item of Collateral shall be repaid in the order in which Borrowers purchased such item of Collateral.

2.8 Search Reports and Credit Reports. Bank shall receive, prior to the date of this Agreement and from time to time thereafter as Bank may determine in its reasonable discretion, UCC search results under all names used by Borrowers during the prior five (5) years, from each jurisdiction where any Collateral is located, from the State, if any, where Borrowers are organized and registered, the State where Borrowers’ chief executive office is located and all other locations deemed necessary by the Bank. The search results shall confirm that the Lien on the Collateral granted Bank hereunder is prior to all other Liens in favor of any other Person. The Bank is authorized to make all inquiries the Bank deems necessary to verify the accuracy of the information in respect of Borrowers contained in the Loan Documents and to determine the credit worthiness of Borrowers. Borrowers authorize any Person or credit reporting agency to give to the Bank any information it may have on Borrowers. Borrowers authorize the Bank to answer questions about Borrowers’ credit experience with the Bank.

2.9 Further Assurances. Borrowers will, at the request of the Bank, from time to time, at its own cost and expense, execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest in Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Bank the security interest in the Collateral granted to the Bank by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). To the extent permitted by applicable law, Borrowers authorize the Bank to file financing statements, continuation statements or amendments, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction. Bank may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including the description of the Collateral as “all assets” or “all property”, whether such Borrower is an organization, the type of organization and any organization identification number issued to same. Borrowers agree to furnish any such information to Bank promptly upon request. In addition, Borrowers shall at any time and from time to time take such steps as Bank may reasonably request for Bank (i) to obtain an acknowledgement, in form and substance satisfactory to Bank, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Bank, (ii) to obtain control of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Bank, (iii) to obtain a mortgage or deed of trust on any real property owned by Borrowers and to obtain all necessary surveys, title insurance and other requirements in connection with such mortgage or deed of trust, and (iv) otherwise to insure the continued perfection and priority of Bank’s security interest in any of the Collateral and the preservation of its rights therein. Borrowers hereby constitute Bank its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.

2.10 Subordination. It is acknowledged that the sum, if any, set forth on Annex 3 (such Indebtedness referred to as “Subordinated Debt”) is currently due from Borrower to those creditors set forth on Annex 3 (each a “Subordinator”). If at any time there shall be Indebtedness that constitutes Subordinated Debt, Borrowers agree to procure from each Subordinator an agreement of subordination (the “Subordination Agreement”) satisfactory to the Bank pursuant to which each Subordinator acknowledges and agrees that any Subordinated Debt owed to such Subordinator is subordinate, inferior and subject to the satisfaction of all Obligations due the Bank, and that the failure of such Subordinator to execute and deliver such Subordination Agreement to the Bank shall constitute an Event of Default hereunder.

3. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to extend the credit herein provided for, Borrowers represent and warrant to the Bank that:

3.1 Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and to carry on its business as now conducted currently proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The name of each such entity is as set forth on the signature page hereto and none shall change such name, conduct its business in any other name or take title to the Collateral in any other name while this Agreement remains in effect. No Borrower has ever had any name, or conducted business under any name in any jurisdiction, other than its name set forth on the signature page hereto during the past five years except as set forth on Annex 3.

3.2 Authorization; Enforceability. The Transactions are within the corporate, limited liability company, partnership or other analogous powers of Borrower to the extent it is a party thereto and have been duly authorized by all necessary corporate, limited liability company, partnership or other analogous equityholder action, if required. Each Loan Document has been duly executed and delivered by each Borrower to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

3.3 Subsidiaries. All of the Stock of the Borrower is owned beneficially and of record as set forth on Annex 3. As of the Effective Date, Borrower has no Subsidiaries or Affiliates except as set forth on Annex 3.

3.4 Title to Properties; Absence of Liens and Claims. Except as set forth on Annex 3,

(a)	Borrower has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or contemplated to be conducted or to utilize such properties for their intended purposes.

(b)	Borrower owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)	Borrower does not own any real property.

(d)	No Collateral is in the possession of any Person asserting any claim thereto or security interest therein other than the Bank or its designee.

3.5 Places of Business. Borrower’s chief executive office is accurately set forth in the preamble to this Agreement. Annex 3 hereto lists the name of each location existing on the date hereof where (i) each Borrower’s books and records (including computer printouts and programs) are maintained and (ii) any tangible Collateral is stored or located.

3.6 Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral and when (i) financing statements in appropriate form, properly describing the collateral and identifying the appropriate party as debtor and identifying the Bank as the secured party are filed in the office of the secretary of state of the jurisdiction of organization of each applicable party or such other office specified by the Code as necessary for perfection, (ii) the Bank obtains control of Collateral consisting of investment property and possession of Collateral consisting of instruments and (iii) appropriate documents with respect to Patents, Trademarks and Copyrights, if any, are filed in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, the security interest granted to the Bank shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Borrower in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

3.7 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) the filing of financing statements and other documents contemplated by Section 3.6 (and appropriate amendments and continuations of financing statements that may be required under the Code to maintain the perfection and priority of the Liens of the Bank on the Collateral) and (ii) such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Organizational Documents of Borrower or any order of any Governmental Authority applicable to any of them, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower (other than Liens in favor of the Bank).

3.8 Permits. Borrower has the right to use, and is in compliance with, all Permits and other rights that are material to the conduct of its business and knows of no conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no event has occurred which permits or, after notice, lapse of time (or both) or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

3.9 Litigation and Environmental Matters. Except as set forth on Annex 3:

(a)	There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting Borrower (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)	No Borrower (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Since the date of this Agreement, there has been no change in the status of the matters disclosed on Annex 3 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.10 Investment Company Status. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.11 Compliance with Law and Agreements. Borrower is in compliance with all material laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No default under any such indenture, agreement or other instrument has occurred and is continuing or would result from the incurrence of the obligations of such parties under the Loan Documents or from the grant or perfection of the Liens granted to the Bank under this Agreement.

3.12 Financial Statements. The Borrower has heretofore furnished to the Bank financial statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and any other entities reflected therein as of such dates and for the indicated periods in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of quarterly statements) and are consistent with the books and records of the Borrower (which books and records are correct and complete). Since the fiscal year end of the most recent financial statements furnished to the Bank, the Borrower has conducted its business only in the ordinary course and there has been no Material Adverse Change.

3.13 Accounts and Contract Rights. With respect to each Account Receivable: (i) no transaction giving rise to such Account Receivable violated or will violate any applicable federal, state or local law, rule or ordinance, (ii) no Account Receivable is subject to terms prohibiting the assignment thereof or requiring notice or consent to such assignment, except for notices and consents that have been given or obtained, as the case may be, and (iii) each such Account Receivable represents a bona fide transaction which requires no further act on Borrower’s part to make such Account Receivable payable by the account debtor with respect thereto, and, to the Borrower’s knowledge, such Account Receivable is not subject to any offsets or deductions other than credits and discounts to customers in the ordinary course of business and does not represent any consignment sales, guaranteed sale, conditional sale, installment sale, sale-or-return or other similar understanding or any obligation of any Affiliate of Borrower. No contract right, Account Receivable, general intangible or chattel paper is or will be represented by an instrument, and no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper.

3.14 Title to Collateral. Borrower has good and valid rights in and title to the Collateral in which it purports to grant a security interest hereunder and has full power and authority to grant to the Bank a Lien on such Collateral pursuant hereto and to execute, deliver and perform its obligations with respect to the Collateral in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained. The Collateral owned or held by or on behalf of Borrower is so owned or held by it free and clear of any Lien, except for Permitted Liens. The Lien of the Bank on the Collateral is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens which by operation of law have priority over such Lien.

3.15 Location of Collateral. Except as set forth on Annex 3, no Collateral is in the possession of, or under the control of, any Person other than Borrower or the Bank. Except for Inventory sold or in transit for sale in the ordinary course of business, Borrower will keep all inventory and equipment only at locations in the continental United States specified in this Agreement or specified to the Bank in writing.

3.16 Loan Party Taxes. Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid by the relevant due date all Taxes required to have been paid by it.

3.17 Federal Reserve Regulations. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. None of the Collateral is used or was acquired primarily for personal, family or household purposes

3.18 Labor Matters. As of the date hereof, there are no strikes, lockouts or slowdowns against Borrower pending or, to its knowledge, threatened. The hours worked by and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from Borrower, or for which any claim may be made against any such party, on account of wages and employee health and welfare insurance and other benefits, have been paid or, to the extent required by GAAP, accrued as a liability on the books of such party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is a party or by which it is bound.

3.19 Insurance. Annex 3 sets forth a description of all insurance maintained by or on behalf of the Borrower as of the date hereof. As of the date hereof, all premiums in respect of such insurance that are due and payable have been paid.

3.20 Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Loan, Borrower is Solvent. No transfer of property has been or will be made by Borrower and no obligation has been or will be incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

3.21 Disclosure. The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which Borrower is subject, and all other matters known to it, that, individually, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of Borrower to the Bank in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and there can be no assurance that actual results will comport with such projections.

3.22 ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Tax Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Tax Code has been made with respect to any Plan. No Lien imposed under the Tax Code or ERISA exists or is likely to arise on account of any Plan. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other than periodic contribution requirements); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, which in each case could reasonably be expected to have a Material Adverse Effect.

3.23 Cross-Collateralization and Cross-Default. All Collateral heretofore, herein or hereafter given or granted to the Bank shall secure payment and performance of all of the Obligations, including any Collateral given or granted to the Bank by any Borrower. All Revolving Loans, loans, advances and all other Obligations shall be and are hereby declared to be cross-collateralized, cross-defaulted and cross-guaranteed. All property of any Borrower of any kind or nature in which Bank has been, is hereunder, or shall hereafter be granted a security interest or a Lien of any kind shall constitute Collateral for all Obligations. Any event of default in connection with any loan, advance or extension of credit made at any time by Bank to any Borrower under any documents executed in connection therewith shall automatically and without further acts on the part of the Bank constitute an event of default under all loans, advances and extensions of credit made at any time by Bank to any Borrower. In such event, Bank shall have available to it all rights and remedies including, but not limited to, acceleration of any or all loans, advances and extensions of credit made at any time by Bank to any Borrower. It shall not be necessary for cross-collateralization, cross-default, cross-acceleration or cross-guarantee language to be inserted into any other previously existing or hereafter created instrument, document or agreement for this section to be fully enforceable by Bank against each Borrower and all of its property of any kind or nature, including such property as is specifically described in this Agreement, any of the other Loan Documents, or any other documents executed by such Borrower in favor of Bank.

3.24 Annex 3 Representations. Borrower warrants and represents that the information set forth on Annex 3 annexed hereto and made a part hereof is true and accurate as of the date hereof.

4. AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Obligations have been reimbursed each Entity Loan Party agrees to comply with the covenants set forth in this Article 4.

4.1 Payments and Performance. Borrower will duly and punctually pay all payment Obligations and will duly and punctually perform all other Obligations on its part to be performed under this Agreement.

4.2 Books and Records; Inspection. Borrower will, and will cause each of the Subsidiaries to, at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Bank, adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will, and will cause each of the Subsidiaries to, at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Bank and the Bank’s representatives and will permit the Bank and the Bank’s representatives to (i) inspect the Collateral and all of its properties, (ii) discuss its affairs, finances and condition with its officers and independent accountants and (iii) perform any field examination, Collateral analysis or other business analysis or audit relating to Borrower or any Subsidiary at such reasonable times and as often as reasonably requested (and in any event not less frequently than specified on Annex 2); provided that, if no Event of Default exists, the Borrower shall be responsible only for reasonable fees and expenses in connection with any such examination, Collateral analysis or other business analysis or audit as specified in Annex 2. Borrower will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations or the Bank’s security interest in the Collateral. Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where Borrower’s records relating to its accounts and contract rights are kept and each of its places of business, and shall not remove such records to another location, change the location of its chief executive office or open or close, move or change any existing or new place of business without the prior written consent of the Bank.

4.3 Financial Statements and Reporting. Borrower will furnish to Bank the financial statements and reports set forth on Annex 2 hereto.

4.4 Maintenance of Existence; Conduct of Business. Borrower will, and will cause each of the Subsidiaries to, maintain its existence in good standing and shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all rights, Permits, privileges and franchises material to the conduct of its business.

4.5 Compliance with Law. Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

4.6 Notice to Account Debtors. Borrower (i) agrees, at the request of the Bank, to notify in such manner as the Bank requests any or all of the Account Debtors in writing of the Bank’s security interest in the Collateral and (ii) hereby authorizes the Bank to notify any or all of the Account Debtors of the Bank’s security interest in the Collateral, such notification to be given at the expense of Borrower.

4.7 Solvency. Borrower will remain Solvent during the term of this Agreement.

4.8 Operating and Deposit Accounts. Borrower shall maintain with the Bank the accounts set forth on Annex 2.

4.9 Payment of Loan Party Taxes, Accounts Payable and Other Obligations. Borrower will, and will cause each of the Subsidiaries to, pay, before the same shall become delinquent or in default, its obligations, including Taxes, except and only to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Bank may, at its option, from time to time, discharge any taxes, liens or encumbrances of any of the Collateral, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it.

4.10 Maintenance of Collateral. Borrower will keep the Collateral and all of its other tangible Property in good repair, working order and condition (ordinary wear and tear excepted). Borrower will immediately notify the Bank of any loss or damage to, or any occurrence which could reasonably be expected to materially adversely affect the value of, any Collateral. The Bank may, at its option, from time to time, take any action that the Bank may deem proper to repair, maintain or preserve any of the Collateral without affecting any of its rights or remedies provided herein or as a secured party under the Code, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, which amount shall be added to the amount of the indebtedness secured by the Collateral.

4.11 Insurance. Borrower will maintain in full force and effect property insurance on all Collateral and any other property of Borrower, if any, and maintain insurance against such risks of liability (including business interruption insurance) as specified in Annex 2. Such insurance policies shall name the Bank as an additional insured with respect to liability coverage and lender loss payee with respect to casualty and business interruption coverage, as applicable, and shall provide that, with respect to property claims affecting the Collateral, no loss shall be adjusted thereunder without the Bank’s approval. In addition, all such policies shall provide that they may not be canceled without first giving at least thirty (30) days’ written notice of cancellation to the Bank and shall contain a standard lender’s loss payable endorsement acceptable to the Bank. Borrower shall provide to the Bank, promptly upon Bank’s request, evidence of such insurance and of the annual renewal of each such policy. In the event that Borrower fails to provide evidence of such insurance, the Bank may, at its option, obtain such insurance and charge the cost thereof to the Borrower, which amount shall be added to the amount of the indebtedness secured hereby, shall be payable on demand and shall be secured by the Collateral. At the option of the Bank, all insurance proceeds received from any loss or damage to any of the Collateral including, without limitation, inventory and Accounts Receivable shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, the Bank is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Bank, as a payment on account of the Obligations. The Borrower shall secure such other insurance as set forth in Annex 2.

4.12 Notification of Material Events. The Borrower will furnish to the Bank prompt written notice of the following:

(a)	the occurrence of any Default or Event of Default;

(b)	the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof (or any of their respective Property);

(c)	the occurrence of any ERISA Event;

(d)	the occurrence of any damage in an amount equal to or greater than $25,000 to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral having a value equal to or greater than $25,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(e)	any suspension of business, assignment for the benefit of creditors, dissolution, petition in receivership or under any chapter of the United States Bankruptcy Code, as amended from time to time, by or against any Account Debtor, any Account Debtor’s becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure of which any Borrower has knowledge;

(f)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g)	any dispute, allowance or settlement with any account debtor relating to an amount in excess of $25,000.

Each notice delivered under this Section shall be accompanied by a statement of the chief financial officer or other executive officer of the Borrower setting forth in reasonable detail a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

4.13 Lien Law. If any account or general intangible included in the Collateral represents money owing pursuant to any contract for the improvement of real property or for a public improvement for purposes of the Lien Law of the State of New York (the “Lien Law”), Borrower shall comply with the filing requirements of the Lien Law and (i) give Bank notice of such fact; (ii) receive and hold any money advanced by Bank with respect to such account or general intangible as a trust fund to be applied to the payment of trust claims as such term is defined in the Lien Law (Section 71 or otherwise); and (iii) until such trust claim is paid, not use or permit the use of any such money for any purpose other than the payment of such trust claims.

4.14 Environmental. Borrower shall and shall cause each of the Subsidiaries to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary Permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws. Borrower agrees to indemnify and hold Bank and each Bank Affiliate harmless from all liability, loss, cost, damage and expense, including attorneys’ fees and costs of litigation, arising from any violation by an Borrower of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any of the premises owned or controlled by any Borrower or a Subsidiary. The Borrower further agrees to reimburse Bank upon demand for any costs incurred by Bank in connection with the foregoing, which amount shall be added to the amount of the indebtedness secured by the Collateral. Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to Bank.

4.15 Third Parties. Borrower acknowledges and agrees that the Bank shall have no duty to, and shall not be deemed to have assumed any liability or responsibility to, Borrower or any third Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by the Bank (all of which shall be without recourse to the Bank) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Bank, by accepting a Lien on the Collateral, or by releasing any Collateral to Borrower, shall have no duty to, and shall not be deemed to have assumed any obligation or liability to, any supplier, Account Debtor or any other third party, and Borrower agrees to indemnify and defend the Bank against and hold it harmless from any claim or proceeding arising out of the foregoing.

4.16 Use of Proceeds. The proceeds of the Credit Extensions shall be used to finance the general corporate purposes of the Borrower in the ordinary course of business. No portion of any loan shall be used for (i) the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.

4.17 Collections; Remote Deposit Service. The Borrower shall be permitted to receive payments on Accounts Receivable and other remittances on a direct basis, provided that Borrower delivers all checks, drafts and other monies received by Borrower to the Bank on a daily basis. In connection with collections and remittances in the form of checks, the Borrower shall subscribe to the Bank’s Remote Deposit Service, execute the Bank’s standard Remote Deposit Service Agreement, purchase the remote deposit service unit at a cost of $0.00 per remote unit, and pay the Bank a monthly service fee of $0.00 in connection with the Remote Deposit Service. Pursuant to the procedures of the Remote Deposit Service, the Borrower shall, on the same day as received by Borrower, scan collection checks and electronically transmit the images of the checks and deposit data to the Bank on a daily basis. Upon receipt and acknowledgment of the image transmission, the Bank shall confirm image quality and post the deposit to an account maintained by the Bank for such deposits (the “Blocked Account”). If an Event of Default hereunder occurs and is not cured within any prescribed cure period, the Bank shall have the right to convert the collection process to a full dominion financing arrangement with the Bank, which will involve collections through a lockbox maintained at the Bank, and in accordance with the terms of the Bank’s customary lockbox procedures. If a full dominion financing arrangement is implemented hereunder, Borrower shall execute a lockbox agreement and a letter authorizing the forwarding of Borrower’s mail to a Post Office Box which can be accessed by designated representatives of the Bank.

5. NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Obligations have been reimbursed, each Entity Loan Party agrees to comply with the covenants set forth in this Article 5.

5.1 Financial Covenants. Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Obligations have been reimbursed, the Borrower agrees to comply with the financial covenants set forth on Annex 2 hereto.

5.2 Indebtedness. Borrower will not, and will not permit any Subsidiary (if any) to, create, incur, assume or permit to exist any Indebtedness, except:

(a)	Indebtedness under the Loan Documents;

(b)	Indebtedness existing on the date hereof, but not any extensions, renewals or replacements of any such Indebtedness;

(c)	Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed $15,000 at any time outstanding; and

(d)	Guaranties in favor of the Bank.

5.3 Liens. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)	Permitted Liens; and

(b)	Liens created under the Loan Documents.

5.4 Fundamental Changes. Borrower will not nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the equity securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve.

5.5 Investments, Loans, Advances, Guarantees and Acquisitions. Borrower will not, and will not permit any of its Subsidiaries to, acquire or form any new Subsidiaries after the Closing Date, acquire, form or suffer to exist any new Affiliates after the Closing Date, purchase, hold or acquire (including pursuant to any merger, other than a merger permitted by Section 5.4) any Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except:

(a)	Permitted Investments;

(b)	investments existing on the date as of the last financial statement furnished to the Bank as set forth on Annex 2;

(c)	Investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business;

(d)	loans and advances to officers, directors and employees of Borrower or any Subsidiary in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in compliance with all applicable laws (including, to the extent applicable, the Sarbanes-Oxley Act of 2002, as amended) in an aggregate principal amount not to exceed $5,000 at any time outstanding; and

(e)	investments made by Borrower in the equity securities of any Domestic Subsidiary and made by any Domestic Subsidiary in the equity securities of any other Domestic Subsidiary provided that (i) any such equity securities owned by Borrower or any Domestic Subsidiary shall become Collateral pursuant to this Agreement.

5.6 Asset Sales. Borrower will not, nor will it permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger, other than a merger permitted by Section 5.4) of any asset, including any equity securities, nor will Borrower issue, or permit any of the Subsidiaries to issue, any additional shares of its equity securities, except:

(a)	sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business and other assets having a value not in excess of $25,000 in any fiscal year;

(b)	sales, transfers, leases and other dispositions made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

(c)	dispositions of fixed or capital assets to the extent that (i) such property is exchanged for credit against the purchase price of other replacement fixed or capital assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such fixed or capital assets;

(d)	the settlement or write-off of Accounts Receivable or assignment of overdue Accounts Receivable for collection in the ordinary course of business consistent with past practice; and

(e)	dispositions of assets having a value not in excess of $25,000 in any fiscal year that are worn out or no longer used or useful in the conduct of business.

5.7 Sale-and-Leaseback transactions. Borrower will not, nor will it permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

5.8 Restricted Payments. Except as otherwise set forth in this Agreement, Borrower will not nor will it permit any of the Subsidiaries to, (i) declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of its equity securities or any option, warrant or other right to acquire any such shares of equity securities.

5.9 Transactions with Affiliates. Except as otherwise permitted under Annex 2 of this Agreement, Borrower will not sell, transfer, lease or otherwise dispose of (including pursuant to a merger, other than a merger permitted by Section 5.4) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arms-length basis from unrelated third parties.

5.10 Restrictive Agreements. Borrower will not, nor will it permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to Borrower or any other Subsidiary or to guarantee Indebtedness of Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, and (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (v) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

5.11 Amendment of Material Documents. Borrower will not, nor will it permit any of its Subsidiaries to amend, modify or waive any of its rights under its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Bank. In furtherance of the foregoing, Borrower will not change its name, its type of organization or jurisdiction of organization without (x) giving the Bank at least thirty (30) days prior written notice thereof and (y) taking all actions required to maintain the perfection and priority of the Lien of the Bank on all Collateral.

5.12 Lines of Business. Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business other than the business in which it is engaged on the date hereof and any business reasonably similar, complimentary, ancillary or related thereto.

5.13 Accounting Changes. Borrower will not, nor will it permit any of the Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices except as required by GAAP or (ii) its fiscal year.

5.14 Hedging Agreements. Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

6. DEFAULT

6.1 Default. “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)	default of any liability, obligation, covenant or undertaking of Borrower to the Bank or any Bank Affiliate, whether hereunder or otherwise, including, without limitation, failure to pay in full and when due (whether by acceleration or otherwise) any installment of principal or interest, or default of Borrower, under any other Loan Document or any other agreement with the Bank or any Bank Affiliate; or

(b)	failure of Borrower or any other party which has given collateral to the Bank under the Loan Documents to maintain aggregate collateral security value satisfactory to the Bank; or

(c)	default of any debt, liability, obligation, covenant or undertaking of Borrower to Bank or any Bank Affiliate; or

(d)	if any statement, representation or warranty heretofore, now or hereafter made by Borrower in connection with this Agreement or in any supporting financial statement of Borrower shall be determined by the Bank to have been false or misleading in any material respect when made or deemed made; or

(e)	the liquidation, termination or dissolution of Borrower, or the merger or consolidation of such entity into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property; or

(f)	if Borrower is a partnership, limited liability company, ‘S’ corporation or corporation having a single shareholder who is an individual, the death or judicial declaration of incompetence of any partner, member or equity holder; or

(g)	an Overadvance arises in any manner or on terms not otherwise approved of in advance by the Bank in writing; or

(h)	an event of default or termination event (however defined) occurs under any derivative, foreign exchange, or similar transaction or arrangement entered into between Borrower and the Bank or any Bank Affiliate; or

(i)	a Change of Control shall occur; or

(j)	any change in the management of Borrower that results in Andrew Gordon no longer being the President of Coffee Holding or Manager of Organic Products: or

(k)	if Borrower any Guarantor becomes insolvent or admits in a writing an inability to pay debts as they mature, or Borrower or any Guarantor makes an assignment for the benefit of creditors; or Borrower or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Borrower or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Borrower or any Guarantor and such appointment is not terminated within thirty (30) days of such appointment; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Borrower or any Guarantor and such process is not terminated, dismissed, or withdrawn within thirty (30) days of such occurrence; or

(l)	if Borrower or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Borrower or any Guarantor as debtor; or any such petition is instituted against Borrower or any Guarantor and such petition is not dismissed within thirty (30) days of filing; or Borrower or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Borrower or any Guarantor and such proceeding is not dismissed within thirty (30) days of filing; or

(m)	any levy, lien (including, without limitation, a mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of Borrower involving monetary damages aggregating more than $25,000 which shall not have been released, bonded, satisfied, vacated or stayed within thirty (30) days of such occurrence; or

(n)	this Agreement or any other Loan Document, or any provision thereof, shall for any reason cease to be in full force and effect in accordance with its terms or Borrower or any Guarantor shall so assert in writing; or

(o)	Bank’s security interest in any of the Collateral fails to be a first priority security interest; or

(p)	an arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $25,000 which is not insured or subject to indemnity, is entered against Borrower which is not bonded, satisfied, stayed or appealed within thirty (30) days of such occurrence; or

(q)	Borrower is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Borrower that is held by any third Person other than the Bank, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness; or

(r)	Borrower liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets; or

(s)	Borrower fails to pay any indebtedness or obligation owed to the Bank which is unrelated to this Agreement as it becomes due and payable; or

(t)	Borrower engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive; or]

(u)	any director, officer or owner of at least 10% of the issued and outstanding Stock of Borrower is indicted for a felony offence under state or federal law, or Borrower hires an officer or appoints a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 10% of the Stock of Borrower who has been convicted of any such felony offense; or

(v)	any ERISA Event, which the Bank in good faith believes to constitute sufficient grounds for termination of any Plan or for the appointment of a trustee to administer any Plan, has occurred and is continuing thirty (30) days after the Borrower gives the Bank a written notice of the ERISA Event; or a trustee is appointed by an appropriate court to administer any Plan; or the PBGC institutes proceedings to terminate or appoint a trustee to administer any Plan; or Borrower or any ERISA Affiliate files for a distress termination of any Plan under Title IV of ERISA; or Borrower or any ERISA Affiliate fails to make any quarterly Plan contribution required under Section 4.12(m) of the TAX CODE, which the Bank in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Borrower’s assets in favor of the Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Borrower to the Multiemployer Plan under Title IV of ERISA; or

(w)	the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of Borrower, or the occurrence of any other event or circumstance, such that the Bank, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of Borrower to the Bank has been or may be impaired.

6.2 Acceleration. If an Event of Default shall occur, at the election of the Bank, but automatically in the case of an Event of Default under Sections 6.1(k) and 6.1(l) above, all Obligations shall become immediately due and payable without notice or demand. The Bank is hereby authorized, at its election, after an Event of Default, without any further demand or notice except to such extent as notice may be required by applicable law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Bank may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by the Bank is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Borrower agrees that ten (10) days’ written notice to such party, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and that to the extent permitted by law, the Bank, Bank Affiliates, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which Borrower hereby waives and releases. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. The proceeds of any collection or of any sale or disposition of the Collateral held pursuant to this Agreement shall be applied towards the Obligations in such order and manner as the Bank determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding and the Bank shall have the unrestricted right from time to time to change any application already made of the proceeds of any of the Collateral to any of the Obligations, as the Bank in its sole discretion may determine. Any balance of the net proceeds of sale remaining after paying all Obligations of the Borrower to the Bank shall be returned to Borrower or such other Person as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for repayment of the same, with interest. Upon demand by the Bank, Borrower shall assemble the Collateral and make it available to the Bank at a place designated by the Bank which is reasonably convenient to the Bank and such party. Borrower hereby acknowledges that the Bank has extended credit and other financial accommodations to the Borrower upon reliance of Borrower granting the Bank the rights and remedies contained in this Agreement including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default and Borrower hereby acknowledges that the Bank is entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the Code and Borrower hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Bank. The Bank may for any reason apply for the appointment of a receiver of the Collateral (to which appointment Borrower hereby consents) without the necessity of posting a bond or other form of security (which Borrower hereby Borrower Cash Collateralize the LC Obligations at such time, such Cash Collateral to be held by the Bank in a Cash Collateral Account on terms and conditions satisfactory to the Bank in its sole discretion.

Borrower acknowledges that any exercise by the Bank of the Bank’s rights upon an Event of Default may be subject to compliance by the Bank with any Requirement of Law of any Governmental Authority, and may impose, without limitation, any of the foregoing restricting the sale of securities. The Bank, in its sole discretion at any such sale, may restrict the prospective bidders or purchasers as to their number, nature of business and investment intentions, and may impose, without limitation, a requirement that the Persons making such purchases represent and agree, to the satisfaction of the Bank, that they are purchasing the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.

The Bank shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or Guarantees of, the Obligations or any of them, or to resort to such security or Guarantees in any particular order; and all of its rights hereunder and in respect of such securities and Guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may do so, Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed, and to the extent that it lawfully may do so, Borrower hereby irrevocably waives the benefits of all such laws. Except as required by applicable law, the Bank shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

6.3 Power of Attorney. Borrower hereby irrevocably constitutes and appoints the Bank as Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of Borrower but for the sole benefit of the Bank, upon the occurrence of an Event of Default, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the inventory and other Collateral; to use pursuant to a royalty free license all of Borrower’s intellectual property; to enforce collection of the Collateral, either in its own name or in the name of Borrower, including, without limitation, executing releases or waivers, compromising or settling with any Account Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to Borrower and to take therefrom any remittances or proceeds of Collateral in which the Bank has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as the Bank shall designate; to endorse the name of Borrower in favor of the Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of Borrower on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of Borrower on any notice of the Account Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of Borrower any financing or other statement in order to perfect or protect the Bank’s security interest. The Bank shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Bank elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to Borrower except for its own gross negligence or willful misconduct. All powers conferred upon the Bank by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of Borrower to the Bank shall remain unpaid or the Bank is obligated under this Agreement to extend any credit to the Borrower.

6.4 Nonexclusive Remedies. All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

6.5 Reassignment to Loan Party. Whenever the Bank deems it desirable that any legal action be instituted with respect to any Collateral or that any other action be taken in any attempt to effectuate collection of any Collateral, the Bank may reassign the item in question to Borrower (and if the Bank shall execute any such reassignment, it shall automatically be deemed to be without warranty or recourse to the Bank in any event) and require Borrower to proceed with such legal or other action at Borrower’s sole liability, cost and expense, in which event all amounts collected by Borrower on such item shall nevertheless be subject to the Bank’s security interest.

7. MISCELLANEOUS

7.1 Waivers. Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

7.2 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any Person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

7.3 Deposit Collateral. Borrower hereby grants to the Bank and any Bank Affiliate a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Bank or any Bank Affiliate to Borrower and any cash, securities, instruments or other property of Borrower in the possession of the Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from the Bank or any Bank Affiliate (regardless of the reason the Bank or Bank Affiliate had received the same or whether the Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower to the Bank or any Bank Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower to the Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Bank or any Bank Affiliate.

7.4 Indemnification. Borrower shall indemnify, defend and hold the Bank and any Bank Affiliate and their respective directors, officers, employees, agents and attorneys (each, an “Indemnitee”) harmless of and from any claim brought or threatened against any Indemnitee by Borrower or endorser of the Obligations, or any other Person (as well as from reasonable attorneys’ fees and expenses in connection therewith) on account of the Bank’s relationship with Borrower or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s election, but at the expense of Borrower), except for any claim arising out of the gross negligence or willful misconduct of the Bank or any Bank Affiliate. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Bank in favor of Borrower.

7.5 Costs and Expenses. The Borrower shall pay to the Bank on demand any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in the preparation of this Agreement and any modifications thereto, and in establishing, maintaining, protecting or enforcing any of the Bank’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank (a) in defending the Bank’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations and (b) in any bankruptcy or other proceeding related to Borrower.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute but one agreement. Any party to a Loan Document may rely on signatures of the parties thereto or in any notice or communication delivered pursuant thereto which are transmitted by facsimile or other electronic means as fully as if manually signed.

7.7 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

7.8 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. The Bank may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral. Nothing herein, however, shall be construed as prohibiting the Bank from pledging any Note or Obligations to any Federal Reserve Bank. Borrower may not assign or transfer any of its rights or delegate any of its obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

7.9 Amendments and Waivers. No amendment or waiver of this Agreement or any other Loan Document or any provision hereof or thereof, and no consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Bank and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Credit Extension shall not be construed as a waiver of any Event of Default, regardless of whether the Bank may have had notice or knowledge of such Event of Default at the time.

7.10 Additional Lender. The Bank, at its option, may designate another institutional lender to replace the Bank in providing all or a portion of the Loans (the “Additional Lender”), and Borrower shall cooperate with the same. In connection with the Additional Lender replacing the Bank, as the lender of all or a portion of the Loans, this Agreement and the other Loan Documents shall, at the sole election of the Bank, be split or divided into two loan and security agreements, each of which shall cover all or a portion of the Collateral, as designated by the Bank. To that end, Borrower, upon written request of the Bank, shall execute, acknowledge and deliver to the Bank and/or its designee or designees substitute notes, loan agreements, security instruments and security agreements in such principal amounts, containing terms, provisions and clauses substantially identical to those contained in this Agreement, and such other documents and instruments (subject to the provisions hereof), in favor of the Additional Lender (the “Additional Lender Documents”) and appropriate amendments to this Loan Agreement and the other Loan Documents (including without limitation an intercreditor agreement between the Bank and the Additional Lender), all as may be reasonably required by the Bank. Without limiting the foregoing, the Additional Lender Documents and the amendment to this Loan Agreement, shall provide that an Event of Default under the Additional Lender Documents constitute an Event of Default under the Loan Documents, and vice versa.

7.11 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between or among Borrower and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of or among Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between or among Borrower and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of or among Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

7.12 Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by facsimile transmission or electronic mail, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York Time) or, if not, on the next succeeding Business Day (provided that, in either case, the sender shall have received from the recipient a confirmation of transmission (in addition to any electronic confirmation of receipt generated by the facsimile or electronic mail system); (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed and with shipping charges paid; or (d) if by United States mail, three business days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, and properly addressed.

Notices shall be addressed as follows:

If to the Bank, to:

Sterling National Bank

400 Rella Boulevard

P. O. Box 600

Montebello, New York 10901-4256

Attention: Commercial Loan Dept.

Fax No.: 845-369-8175

With a copy to:

Sterling National Bank

500 Seventh Avenue

New York, New York 10018-4603

Attention: Mr. Mark J. Long

Fax No.: 212- 869-5579

And a copy to:

Greenberg Traurig LLP

500 Campus Drive

Florham Park, N.J. 07932

Attention: James A. Dempsey

Fax No.: 973-295-1263

If to Borrowers, to:

Coffee Holding Co., Inc.

Organic Products Trading Company LLC

3475 Victory Boulevard

Staten Island, New York 10314

Attention: Andrew Gordon

Fax No.: ________________

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attn: Steven M. Skolnick

Fax No.: 973-597-2477

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section. Notwithstanding the foregoing, any notice, request or demand by Borrowers to or upon the Bank to make a Credit Extension shall not be effective until received.

7.13 Governing Law. This Agreement has been executed or completed and/or is to be performed in New York, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the laws of New York, without giving effect to the conflicts of laws principles thereof, but including Sections 5-1401 and 5-1402 of the General Obligations Law.

7.14 Reproductions; Disclosures. This Agreement and all documents which have been or may be hereinafter furnished by Borrower to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). The Bank may refer to Borrower and this financing transaction in general terms in connection with any marketing material undertaken by the Bank. Borrower shall not issue any press releases or other disclosure regarding this financing transaction without the prior written consent of the Bank.

7.15 Completing and Correcting this Agreement. Borrower authorizes the Bank to fill in any blank spaces and to otherwise complete this Agreement and to correct any patent errors herein.

7.16 ADDITIONAL WAIVERS. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, BORROWER WAIVES (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (ii) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

7.17 Jurisdiction and Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in New York County, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by certified mail, postage prepaid, return receipt requested, and by first class mail to Borrower. Borrower’s address shown in this Agreement or as notified to the Bank in accordance with the terms of this Agreement or (ii) by serving the same upon Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service on Borrower.

7.18 JURY WAIVER. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. BORROWER CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

7.19 Joint and Several. All joint obligations of Borrowers shall be joint and several (whether or not expressly stated herein), and irrespective of any limitation of borrowings under any sublimits, and such obligation and liability on the part of Borrowers shall in no way be affected by any extensions, renewals and forbearance granted by Bank to Borrowers, failure of Bank to give Borrowers notice of borrowing or any other notice, any failure of Bank to pursue or preserve its rights against Borrowers, the release by Bank of any Collateral now or thereafter acquired from Borrowers, and such agreement by Borrowers to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Bank to any other party or any Collateral for such Obligations or the lack thereof.

7.20 Construction. Each party to a Loan Document has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and has participated jointly with the other parties in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.21 USA PATRIOT Act Notice. The Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each loan party and other information that will allow the Bank to identify each Borrower in accordance with the Patriot Act. Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Credit Extensions will be used by any Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.22 Foreign Asset Control Regulations. Neither of the Credit Extensions nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading with the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, without limitation (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, no Borrower and none of or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

7.23 Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

7.24 Application of Funds. All payments received by the Bank shall be applied as follows: first, to the payment of all fees and expenses due from the Borrower to the Bank, other than late fees; second, to the payment of accrued and unpaid interest; third, to the payment of principal on the Obligations; and fourth, to the payment of all late fees due from the Borrower to the Bank.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the day and year written on page 1 of this Agreement.

Borrower:

Witness/Attest:		COFFEE HOLDING CO., INC.

By:	/s/ David Gordon	By:	/s/ Andrew Gordon
Name:	David Gordon	Name:	Andrew Gordon
Title:	Secretary	Title:	President

ORGANIC PRODUCTS TRADING COMPANY LLC

		By:	/s/ Andrew Gordon
		Name:	Andrew Gordon
		Title:	Manager

ACKNOWLEDGMENT BY VALIDITY GUARANTORS

The Undersigned acknowledge that they are the Validity Guarantors with respect to the Revolving Credit Facility and the Existing Loan Documents; that they executed Validity Guaranties in favor of the Bank with respect to Coffee Holding and Organic Products with respect to the Revolving Credit Facility; that they are in agreement with the terms and provisions hereof; that they reaffirm in all respects the Validity Guaranties they have executed in favor of the Bank; that they agree to execute and deliver to the Bank a Restated Validity Guaranty covering all of the Borrowers; and that they are aware that the Bank is relying upon the prior Validity Guaranties, the Restated Validity Guaranty and the assent of the Undersigned to the terms of this Amended and Restated Loan and Security Agreement and all documents executed in conjunction therewith in amending and restating the Revolving Credit Facility and the Existing Loan Documents.

WITNESS:

/s/ Myles Felker	/s/ ANDREW GORDON (L.S.)
ANDREW GORDON

/s/ DAVID GORDON (L.S.)
DAVID GORDON

Accepted:

STERLING NATIONAL BANK

By:	/s/ Mark J. Long
Name:	Mark J. Long
Title:	Senior Vice President

ANNEX 1

Definitions

1. Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” is used as defined in the Code.

“Account(s) Receivable or Account” shall mean all the applicable Entity Loan Party’s accounts, accounts receivable, instruments, documents, chattel paper, payment intangibles and all other debts, obligations and liabilities in whatever form owing to such Entity Loan Party from any Person for goods sold by it or for services rendered by it, or however otherwise established or created, all supporting obligations with respect thereto, all right, title and interest of such Entity Loan Party in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of any unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to such Entity Loan Party.

“Adjusted LIBOR Rate” means, for any Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Lender to be equal to the sum of the LIBOR Rate plus the Applicable Margin for such Loan.

“Applicable Margin” means, for any day with respect to a Revolving Loan, 2.4% per annum.

“Affiliate” shall mean with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (ix) to vote 10% or more of the Stock or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person, or (y) to director or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract or otherwise.

“Agricultural Lien Statute” shall mean, collectively, each statute, law or regulation (or other mandatory provision of state or local law) that could either (a) create or give rise to an agricultural lien in or against any portion of the products purchased, stored or otherwise handled by any Person from whom any Entity Loan Party purchases inventory (or by any other Person from whom such first Person purchases or otherwise receives goods in the ordinary course of business), or (b) create a Lien against, or impose a trust upon, some portion of any Entity Loan Party’s inventory (and/or the accounts derived therefrom) for the benefit of unpaid agricultural producers, any broker acting on behalf of an agricultural producer, any cooperative whose members consist of agricultural producers or any other Person that purchases goods from an agricultural producer in the ordinary course of business.

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“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Credit Parties and their Subsidiaries from time to time concerning or relating to bribery or corruption, all as amended, supplemented or replaced from time to time.

“Anti-Terrorism Laws” means any laws, rules and regulations of any jurisdiction applicable to Credit Parties and their Subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, bribery, or money laundering, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, as to a Person, any law (statutory or common), treaty, ordinance, decree, rule, regulation, executive order or code of a Governmental Authority or judgment, decree, injunction, order or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, all Environmental Laws, all Anti-Terrorism Laws, all Anti-Corruption Laws, the Patriot Act and the Trading with the Enemy Act.

“Bank Affiliate” shall mean any Affiliate of the Bank or the Bank, including, without limitation, or any of its banking or lending affiliates, or any bank acting as a participant under any loan arrangement between the Bank and Borrower, or any third party acting on the Bank’s behalf.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Borrower” or “Borrowers” shall mean Coffee Holding and/or Organic Products.

“Borrowing Base Certificate” shall mean the Borrowing Base Certificate in the form attached hereto as Exhibit A, delivered in accordance with the terms and conditions of this Agreement.

“Business Day” shall mean any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized by law to close in New York City.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” shall mean cash, and any interest or other income earned thereon, that is deposited with the Bank in accordance with the Agreement to Cash Collateralize any LC Obligations.

“Cash Collateral Account” shall mean a demand deposit, money market or other account established by any Borrower at the Bank, which account shall be subject to the Bank’s Liens for the benefit of the Bank.

“Cash Collateralize” shall mean, with respect to LC Obligations arising from Letters of Credit outstanding on any date, the deposit with the Bank of immediately available funds into the Cash Collateral Account in an amount equal to 110% of the sum of the aggregate Undrawn Amounts of such Letters of Credit, plus all related fees and other amounts due or to become due in connection with such LC Obligations.

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“Change of Control” shall mean any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest in any Entity Loan Party or the sale of more than fifty percent (50%) of the assets of any Entity Loan Party.

“Closing Date” shall mean the date of execution of this Agreement.

“Code” shall mean the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Collateral” shall mean all right, title and interest of each Entity Loan Party or other third party which grants to the Bank a security interest in its assets and property, in and to each of the following items, whether now owned or existing or hereafter created, acquired or arising, and wherever located from time to time:

(i)	accounts (including, without limitation, health-care-insurance receivables and all accounts receivable of any kind);

(ii)	chattel paper (including, without limitation, tangible and electronic);

(iii)	goods;

(iv)	inventory;

(v)	equipment and machinery;

(vi)	fixtures;

(vii)	farm products;

(viii)	instruments;

(ix)	investment property;

(x)	documents

(xi)	commercial tort claims;

(xii)	deposit accounts and money;

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(xiii)	letter-of-credit rights;

(xiv)	general intangibles (including, without limitation, payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Borrower possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Borrower, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics);

(xv)	supporting obligations;

(xvi)	vehicles;

(xvii)	contract rights and all rights to the payment of money;

(xviii)	uncertificated and certificated securities; security entitlements;

(xix)	all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to any item of Collateral listed herein;

(xx)	intellectual property not otherwise listed;

(xxi)	insurance claims and proceeds; and

(xxii)	to the extent not included in the foregoing, all other personal property of any kind or description; and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor; together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

“Collateral Access Agreement” means a landlord waiver or subordination, bailee letter, acknowledgment agreement, use agreement or other agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any of Credit Parties’ books and records, Equipment, Inventory or other Collateral, in each case, in form and substance satisfactory to Lender in its Permitted Discretion.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

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“Copyrights” shall mean all of the following now owned or hereafter acquired by any Entity Loan Party: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Extension” shall mean providing any financial accommodation hereunder, including the making of a Loan or the issuance of a Letter of Credit or bankers’ acceptance.

“Credit Parties” means, collectively, each Borrower.

“Default” shall mean any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the prior twelve (12) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the accounts determined to be dilutive by the Bank in its sole discretion during this period, by (b) the Borrower’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Document” means a document of title, as defined in Section 1-201 of the Code.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a “controlled foreign corporation” within the meaning of Section 957 of the Tax Code.

“Eligible Account” means, with respect to any Borrower, an Account of such Borrower which is acceptable to Lender for purposes of determining the Borrowing Base and meets all criteria for inclusion in the Borrowing Base as determined and established by Lender from time to time in its Permitted Discretion. Without limiting the discretion of Lender to establish other criteria of ineligibility, unless otherwise agreed by Lender, Eligible Accounts of any Borrower shall not include any Account: (a) which is not owned exclusively by such Borrower, (b) which is not subject to a first priority and perfected security interest in favor of Lender or which is subject to any other Lien, (c) with respect to which more than sixty (60) days have elapsed since the date of the original invoice or which is unpaid, in whole or in part, more than thirty (30) days after its original due date, (d) if twenty-five percent (25%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon to such Borrower or any of its Affiliates is classified as ineligible under clause (c) above, (e) owed by an Account Debtor whose total obligations (including the obligations of such Account Debtor’s Affiliates) owing to Borrowers and their Affiliates that would, but for this clause (e), constitute Eligible Accounts, exceed twenty-five percent (25%) of the aggregate amount of all Eligible Accounts of the Borrowers, to the extent such obligations owing by such Account Debtor are in excess of such percentage, (f) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis or a progress billing under an agreement which requires further performance by such Borrower, is otherwise contingent on such Borrower’s completion of any future performance or is subject to any other terms by reason of which the payment by the Account Debtor may be conditional, (g) with respect to which any of the following events has occurred as to the Account Debtor on such Account: death or judicial declaration of incompetency, if the Account Debtor is an individual, the filing of any petition for relief under the Bankruptcy Code or other insolvency laws, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, its dissolution, the sale or transfer of all or any material part of the assets or the cessation of the business as a going concern, (h) owed by an Account Debtor which does not maintain its chief executive office in the United States or Canada (not including Quebec) or is not organized under the laws of the United States or Canada (not including Quebec) or any state or province thereof, (i) which is not payable in United States Dollars, (j) owed by an Account Debtor which is an Affiliate or employee of any Borrower or any of Borrowers’ Affiliates, (k) with respect to which either the perfection, enforceability, or validity of Lender’s Lien in such Account, or Lender’s right or ability to obtain direct payment to Lender of the proceeds of such Account, is governed by any federal, state, provincial or local statutory requirements other than those of the UCC, or comparable law of Canada (not including Quebec), or the Federal Assignment of Claims Act (the eligibility requirements of which are governed by clause (q) below), (l) owed by an Account Debtor to which such Borrower or any of its Affiliates are indebted in any way, or which is subject to any right of setoff or recoupment, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim, (m) which is evidenced by a promissory note or other instrument or by chattel paper, (n) which arises out of a sale not made in the ordinary course of such Borrower’s business, (o) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been fully performed by such Borrower, and, if applicable, accepted by the Account Debtor, or with respect to which the Account Debtor has revoked its acceptance of any such goods or services, (p) which arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by such Borrower to Lender with respect to such Account or otherwise requires the consent of the respective Account Debtor in order for the Lender to obtain direct payment of the proceeds of such Account (except for Permitted Government Accounts), (q) other than with respect to Permitted Government Accounts, with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States or (ii) any state of the United States or province or territory of Canada or any department agency or instrumentality of such state, province or territory, (r) with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Country, (s) with respect to which the books and records evidencing or otherwise relating to such Account are located in a public warehouse, are in possession of a bailee or are in a facility leased by such Borrower, unless the warehouseman, bailee or lessor, as the case may be, has executed an enforceable Collateral Access Agreement, (t) with respect to which Lender believes that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay, or (u) owed by an Account Debtor, to the extent the amount owing thereon exceeds the credit limit extended to such Account Debtor by such Borrower. The identification of specific exclusions from eligibility herein is not exclusive or exhaustive. Lender reserves the right in its Permitted Discretion to establish additional or different criteria for determining Eligible Accounts, at any time, without prior notice.

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“Eligible Inventory” means, with respect to any Borrower, Inventory of such Borrower which is acceptable to Lender for purposes of determining the Borrowing Base and meets all criteria for inclusion in the Borrowing Base as determined and established by Lender from time to time in its Permitted Discretion. Without limiting the discretion of Lender to establish other criteria of ineligibility, unless otherwise agreed by Lender, Eligible Inventory shall not include any Inventory: (a) which is not owned exclusively by such Borrower or as to which Borrower does not have good, valid and marketable title thereto, (b) which is not subject to a first priority and perfected security interest in favor of Lender or which is subject to any other Lien, (c) other than finished goods, work in process and raw materials Inventory, (d) which is not in good condition, or is unmerchantable or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods or their use or sale, (e) which is not currently either usable or salable, at prices approximating at least cost, in the normal course of such Borrower’s business, or is slow moving or stale, (f) which is obsolete or returned or repossessed or used goods taken in trade or goods that constitute spare parts, packaging and shipping materials or supplies used or consumed in such Borrower’s business, (g) which is located outside the United States or is in-transit to or from a location of such Borrower (other than in-transit from one location set forth on Annex 3 to another location set forth on Annex 3), (h) as to which such Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower) or which is located in a public warehouse or is in possession of a bailee or in a facility leased by such Borrower or an Affiliate thereof unless the warehouseman, bailee, or lessor, as the case may be, has delivered to Lender a Collateral Access Agreement and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, (i) which is on consignment from any consignor, or on consignment to any consignee, (j) is subject to a bill of lading or other document of title or (k) that contains or bears any Proprietary Rights licensed to such Borrower by another Person unless such Borrower has delivered to Lender a consent or sublicense agreement from such licensor in form and substance acceptable to Lender or Lender is otherwise satisfied that it may sell or otherwise dispose of such Inventory in accordance with the remedies provided to the Lender under this Agreement without infringing the rights of the licensor of such Proprietary Rights or violating any contract of such Borrower with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement). The identification of specific exclusions from eligibility herein is not exclusive or exhaustive. Lender reserves the right in its Permitted Discretion to establish additional or different criteria for determining Eligible Inventory, at any time, without prior notice.

“Entity Loan Party” shall mean any of the Borrowers.

“Environmental Laws” shall mean all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes.

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“Environmental Liabilities” shall mean all liabilities (including costs of Remedial Actions, natural resource damages and costs, fines, penalties, indemnities and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Entity Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior to or after the date hereof.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, collectively, any Entity Loan Party, and any Person under common control, or treated as a single employer, with any Entity Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code.

“ERISA Event” shall mean any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Tax Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Tax Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Food Security Act” shall mean 7 U.S.C. Section 1631, and any successor statute thereto, together with each existing or future state statute or regulation establishing a “central filing system” (as defined in 7 U.S.C. Section 1631) that has been certified by the Secretary of the United States Department of Agriculture.

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“Formation Documents” shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation of such Person, (ii) a limited liability company, the articles of organization or certificate of formation of such Person, (iii) a limited partnership, the certificate of limited partnership agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantors” shall mean collectively, and jointly and severally, Sonofresco, LLC and Comfort Foods, Inc., and other Person guaranteeing the Obligations from time to time.

“Guaranty Agreements”: Collectively and individually, each guaranty agreement executed by a Guarantor in favor of Bank, as the same may be modified, amended, supplemented or restated from time to time

“Hazardous Material” shall mean any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Indebtedness” shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), and all obligations under leases which are or should be, under GAAP, recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of letters of credit or bankers’ acceptances; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto. The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

A1-8

“Inventory” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, with respect to a Person, goods (including goods in-transit) that (a) are held or to be held by such Person for sale or lease or to be furnished under a contract of service, (b) are leased or to be leased by such Person as lessor or (c) consist of raw materials, work in process, finished goods or materials used or consumed in such Person’s business.

“Letter of Credit” shall mean commercial letters of credit issued by the Bank for the account of any Borrower in accordance with terms and provisions of the LC Documents.

“LC Application” shall mean an application by any Borrower to the Bank, pursuant to a form approved by the Bank, for the issuance of a Letter of Credit, which application is submitted to the Bank at least five (5) days prior to the requested issuance of such Letter of Credit.

“LC Conditions” shall mean the following conditions, the satisfaction of each of which is required before the Bank shall be obligated to issue a Letter of Credit: (i) each of the conditions set forth in Section 1.12 of this Agreement has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been submitted to the Bank, the LC Obligations would not exceed the (x) the Maximum LC Obligation and (y) the difference of (A) minus (B), where (A) is the Maximum Facility Amount and (B) is the sum of the principal amount of Revolving Loans plus the face amount of Letters of Credit then outstanding; and (iii) the currency in which payment is to be made under the Letter of Credit is Dollars.

“LC Documents” shall mean any and all agreements, instruments and documents (other than an LC Application) required by the Bank to be executed by any Borrower or any other Person and delivered to the Bank as a condition to the issuance of a Letter of Credit.

A1-9

“LC Facility” shall mean a sub-facility established pursuant to Section 1.13 of this Agreement and described in Annex 2 and shall be considered utilization of the Maximum Facility Amount.

“LC Obligations” shall mean, on any date, an amount (in Dollars) equal to the sum of (without duplication) (i) all amounts then due and payable by any Borrower on such date by reason of any payment that is made by the Bank under a Letter of Credit and that has not been repaid to the Bank, plus (ii) the Undrawn Amount of all Letters of Credit which are then outstanding or for which an LC Application has been delivered to and accepted by Bank and (iii) all fees and other amounts due or to become due in respect of Letters of Credit outstanding on such date.

“LC Support” shall mean a guaranty, Cash Collateral or other support agreement in favor of Bank, acceptable to Bank in its sole and absolute discretion, pursuant to which the payment or performance by Borrower of its obligations under an LC Application, including the obligation to reimburse Bank for any payment made by the Bank under such Letter of Credit, is guaranteed or otherwise assured to the Bank’s sole satisfaction.

“LIBOR Rate” means the rate per annum published on each Business Day in the “Money Rates” table of The Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the one-month LIBOR rate, adjusted daily; provided, that, if any change in market conditions or any change in Applicable Law shall at any time after the date hereof, in the reasonable opinion of the Lender, make it unlawful or impractical for the Lender (other than as a result of the Lender’s creditworthiness) to fund or maintain Loans at the LIBOR Rate or to continue such funding or maintaining, or to determine or change interest rates based on the LIBOR Rate then the LIBOR Rate shall be a rate per annum determined by the Lender in its Permitted Discretion and provided further that, if the LIBOR Rate as so determined shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” shall mean any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” shall mean this Amended and Restated Loan and Security Agreement (“Agreement” or “Loan Agreement”), Notes (if any), the LC Application, each Letter of Credit, each Guaranty Agreement, any security agreements, pledge agreements or guaranties and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing.

“Loan Party Taxes” shall mean any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including, without limitation, income taxes, real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales, F.I.C.A. and other taxes.

A1-10

“Managing Person” shall mean with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members or managers, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Material Adverse Effect” shall mean any act, omission, event or undertaking which, singly or together with one or more other acts, omissions, events or undertakings, could reasonably be expected to have a materially adverse effect upon (1) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of any Entity Loan Party or (2) the ability of any Entity Loan Party to perform its obligations in a timely manner under this Agreement and the other agreements and instruments executed and delivered in connection herewith.

“Maturity Date” is defined in Annex 2.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Entity Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” shall mean any promissory note evidencing a Loan.

“Obligation(s)” shall mean, without limitation, all loans, advances, indebtedness, bankers’ acceptances, notes, reimbursement obligations, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transaction, currency options and amounts, liquidated or unliquidated, owing by any Entity Loan Party to the Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement, any of the Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by any Entity Loan Party to the Bank or any Bank Affiliate; or are due indirectly by any Entity Loan Party to the Bank or any Bank Affiliate as endorser, guarantor or other surety, or as obligor of any obligations due third persons which have been endorsed or assigned to the Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to any Entity Loan Party or due from any Entity Loan Party to the Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement. Without limitation, Obligation includes the Revolving Credit Facility as previously established and as amended and restated hereunder.

“Organizational Documents” shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person and, in the case of a limited partnership, the certificate of limited partnership, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

A1-11

“Overadvance” shall mean if, at any time, the outstanding principal amount of the Revolving Loans exceeds the lesser of (i) the Borrowing Base or (ii) the Maximum Facility Amount for any reason including, but not limited to, as a result of Eligible Accounts or Eligible Inventory becoming ineligible.

“Patents” shall mean all of the following now owned or hereafter acquired by any Entity Loan Party: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country and (ii) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Entity Loan Party or any ERISA Affiliate or to which any Entity Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Discretion” shall mean a determination made by Lender in the exercise of its commercially reasonable business judgment (from the perspective of a secured asset-based lender).

“Permitted Government Account” shall mean an Account with respect to which (a) the Account Debtor is the United States of America or any political subdivision, department, agency or instrumentality thereof, (b) a copy of the related contract has been delivered to Lender, (c) a completed task order has been approved for billing by the applicable Account Debtor, and (d) the Federal Assignment of Claims Act, as amended, or any similar law, if applicable, has been complied with in a manner satisfactory to Lender.

A1-12

“Permitted Investments” shall mean:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof;

(b)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto, or from Moody’s Investors Service, Inc. or any successor thereto;

(c)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Bank or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Permitted Liens” shall mean (A) Liens securing the Obligations hereunder, (B) Liens for taxes not yet due and payable, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, (C) Liens arising under Agricultural Lien Statutes and similar statutes, rules or regulations, (D) Liens of warehousemen and bailees for customary storage charges and fees, (E) purchase-money Liens covering solely equipment constituting capital assets owned or leased by any Entity Loan Party and the proceeds thereof and securing not more than $3,000 in purchase money Indebtedness, (F) Liens of a collecting bank on items in the course of collection arising under Section 4-208 of the Code, (G) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than capital leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (H) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 6.1 and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, (I) unexercised statutory or common law bankers’ and brokers’ liens and (J) Liens of landlords and mortgagees of landlords (arising by statute on fixtures and movable tangible property located on the real property leased or subleased from such landlord for amounts not yet due, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, and (K) additional Permitted Liens listed on Annex 3 (if any).

A1-13

“Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Entity Loan Party or, with respect to any such plan that is subject to Section 412 of the Tax Code or Title IV of ERISA, any ERISA Affiliate.

“Person” or “party” shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

“Property” shall mean all types of real, personal, tangible, intangible or mixed property.

“Proprietary Rights” means collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational, foreign laws or otherwise, including, without limitation, inventions, invention disclosures, designs, blueprints, plans, specifications, licenses, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, trade secrets, domain names, good will and all licenses and rights related to any of the foregoing, including, without limitation, all royalties, license fees or other payments due under or in respect of any of the foregoing, all extensions, renewals, reissues, divisions and continuations of any of the foregoing, and all rights to sue at law or in equity for past, present and future infringement, misappropriation, violation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” shall mean all actions required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Requirements of Law” shall mean, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” shall mean, as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such shares.

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“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, any other U.S. government entity, the United Nations Security Council or any similar list maintained by Canada, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any Person described in clauses (a) or (b) of this definition.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury or (b) the United Nations Security Council, the European Union of Her Majesty’s Treasury of the United Kingdom or the relevant sanctions authority of Canada, and in each case, the regulations promulgated thereunder.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Stock” shall mean all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Subordination Agreement” shall mean a subordination agreement satisfactory in form and substance to the Bank and executed by a subordinated creditor in favor of the Bank (if more than one, the “Subordination Agreements”).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise indicated, references to a “Subsidiary” mean a Subsidiary of an Entity Loan Party.

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“Tax Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Third Party Agreement” shall mean any contract between any Entity Loan Party and one or more third parties.

“Title IV Plan” shall mean a Pension Plan or Plan.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Entity Loan Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Transactions” shall mean (a) the execution, delivery and performance by each Entity Loan Party of each Loan Document to which it is a party, (b) the making of the Credit Extensions and (c) the use of the proceeds of the Credit Extensions.

“Undrawn Amount” shall mean on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit in Dollars.

“Validity Guarantor(s)” shall mean those Persons described as Validity Guarantors in Annex 2.

“Validity Guaranty” shall mean any validity guaranty executed by a Validity Guarantor in favor of the Bank (if more than one, the “Guaranties”).

“Voting Stock” shall mean Stock of any Person having ordinary power to vote in the Managing Persons or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wall Street Journal Prime Rate” shall mean the highest rate published from time to time by the Wall Street Journal as the “prime rate,” or, in the event the Wall Street Journal ceases publication of the prime rate, the base, reference or other rate then designated by the Bank, in its sole and absolute discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

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2. Accounting Terms and Principles and GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of this unless the Borrower and the Bank agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Agreement, certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

3. Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Annex, Schedule, Article, Section or clause refer to the appropriate Exhibit, Annex or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of the Bank is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

4. Code Terms. All terms which are not defined herein but which are defined in the Code shall have the meanings given to them in the applicable Code.

5. Interpretation and Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein,” “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

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ANNEX 2

SCHEDULE OF FACILITY INFORMATION

1. Reserved.

2. Interest Rate:

(i) in the case of Revolving Loans, a rate per annum equal to the Adjusted LIBOR Rate.

(ii) in the case of other Obligations, a rate per annum equal to the Adjusted LIBOR Rate.

3. Conditions to Credit Extensions Prior to Initial Credit Extensions:

Resolutions, Consents, and Other Documents. The Borrowers shall have delivered, or caused to be delivered to Bank, or Bank shall have received the following, unless waived by the Bank:

(a) this Agreement, and each of the other Loan Documents all properly executed;

(b) any other documents to be executed and/or delivered by the Borrowers or any other Person pursuant to this Agreement;

(c) certified copies of (i) resolutions of Borrowers’ board of directors or managers or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, and each of the other Loan Documents required to be delivered pursuant to this Agreement and (ii) Borrowers’ articles or certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable;

(d) an incumbency certificate for Borrowers identifying all officers or managers or managing members, with specimen signatures, authorized to execute the Loan Documents;

(e) insurance certificates in form satisfactory to the Bank;

(f) all searches and certificates required by the Bank.

4. Inspections, Field Examinations, Audits:

Frequency: Provided that no Default or Event of Default has occurred, (i) field examinations and Collateral audits and analyses will not be conducted more than one (1) time in any twelve-month period at the Borrowers’ expense and (ii) additional field examinations and Collateral audits and analyses may be conducted at the Lender’s expense. After the occurrence and during the continuance of a Default or an Event of Default, there shall be no limit on the number of field examinations and Collateral audits and analyses that may be conducted at the Borrowers’ expense.

Cost: $1,100 per man per day plus out-of-pocket expenses.

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5. Financial Statements:

The Bank has received the following financial statements from the Borrower: Consolidated financial statement of Borrowers Coffee Holding and Organic Products for fiscal year end October 31, 2015; SEC 10Q statements through April 2016.

6. Operating and Deposit Accounts:

The Borrowers shall maintain all of theirs accounts, including operating and payroll accounts, with the Bank. Accounts which any Borrower may maintain at institutions other than the Bank, if any, are listed on Annex 3.

7. Insurance:

The Borrowers shall carry insurance issued by an insurer acceptable to Bank, in amounts acceptable to Bank without co-insurance, against all such liability, perils and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Bank in its discretion.

8. Definition of Borrowing Base:

“Borrowing Base” shall mean an amount not to exceed the following as shown on Bank’s records at any time and as reported by each Borrower prior to each request for a Revolving Loan and each request for a Letter of Credit and in a Borrowing Base Certificate as required by this Agreement:

(i) Up to 85% of each Borrower’s Eligible Accounts, plus

(ii) Up to the lesser of $2,000,000 as to Coffee Holding and $1,500,000 as to Organic Products (collectively, the “Inventory Sublimit“) or up to twenty-five percent (25%) of the cost or market value, whichever is lower, of all Eligible Inventory of each Borrower, minus

(iii) such reserves as the Bank elects, in its sole discretion, to establish from time to time;

provided that Revolving Loans with respect to Organic Products shall not exceed the Organic Sublimit.

At no time shall the outstanding amount of Revolving Loans against Eligible Inventory exceed the outstanding amount of Revolving Loans against Eligible Accounts Receivable. At no time shall the aggregate outstanding principal balance of the Revolving Loans plus all LC Obligations exceed the Maximum Facility Amount.

9. Eligible Accounts shall comply with each of the following:

(a) Maximum days from original invoice date: 60 days

(b) Maximum days past maturity: 30 days

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(c) Maximum percentage of invoices with maturity longer than that set forth in (a) above per Account Debtor [the “Cross-age limitation”]: 25%

(d) Maximum percentage of any single Account Debtor [“Concentration limit”]: 25%

10. Maturity Date: The Revolving Credit Facility shall mature and terminate on February 28, 2018 (the “Maturity Date”). If the Maturity Date shall fall on a day which is not a Business Day, the due date for payment hereunder shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

11. Maximum Facility Amount:

$12,000,000

12. Maximum LC Obligation (LC Facility):

$1,000,000

13. Prepayment Penalty: In the event that the Revolving Credit Facility is terminated by the Borrowers at any time prior to a Maturity Date, or if the Revolving Credit Facility is terminated by the Bank at any time as a result of the occurrence of a Default or an Event of Default, the Borrowers shall pay to the Bank a prepayment premium upon the occurrence of such event (a “Prepayment Event”) equal to one percent (1%) of the Maximum Facility Amount in effect as of the Prepayment Event.

14. Fees and Charges:

Minimum Deposit. If the Borrowers shall fail to maintain with the Bank during any calendar quarter non-interest bearing deposits having net collected balances, after charges to compensate Bank for services rendered to Borrowers, of an aggregate amount of $250,000, the Borrowers shall pay to the Bank a fee equal to the amount of such deficit multiplied by a rate per annum equal to the sum of the average daily Wall Street Journal Prime Rate plus 3.00%.

15. Reporting:

15.1 Financial Statements. Borrowers will furnish the following financial statements to the Bank:

(a) Borrowers shall provide to the Bank, within 120 days after the end of each fiscal year (October 31st) of Borrowers, its balance sheet as at the end of such fiscal year, and its statement of income and retained earnings and statement of cash flow for such fiscal year, prepared on a consolidated and consolidating basis and certified in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrowers and satisfactory to the Bank; alternatively, Borrower shall deliver to the Bank a copy of the Borrower’s 10K statement as filed with the SEC within 10 days of such filing;

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(b) Borrowers shall provide to the Bank, within 60 days after the end of each fiscal quarter of Borrowers, its balance sheet as at the end of such quarter, and its statement of income and retained earnings and statement of cash flow for such quarter, prepared on a consolidated and consolidating basis and in accordance with GAAP and reviewed by the Borrowers’ independent certified public accountants of recognized standing selected by Borrowers and satisfactory to the Bank. The Borrowers’ current certified public accountants are satisfactory to the Bank; alternatively, Borrower shall deliver to the Bank a copy of the Borrower’s 10Q statement as filed with the SEC within 10 days of such filing;

(c) Concurrently with any delivery of financial statements under clauses (a) and (b) above, the Borrowers shall furnish to the Bank a compliance certificate of the chief financial officer of the Borrower, in form satisfactory to the Bank, (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth on Annex 2 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 3.12 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Concurrently with any delivery of financial statements under clause (a) above, the Borrowers shall furnish to the Bank a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines).

15.2 Other Reporting Requirements:

(a) Borrowers shall provide to the Bank, within 120 days after the end of each fiscal year of Borrowers, true and signed copies of federal tax returns, complete with schedules and attachments, filed by Borrowers, except if filed earlier in which case Bank shall be furnished with such copies within 30 days of filing. If any Borrower is on an extension for the filing of any tax return, Bank shall be furnished with, within 30 days of filing, a true copy of any such extension and, thereafter, Bank shall be provided with a true and signed copy of each such filed tax return, complete with all schedules and attachments within 10 days of filing.

(b) Borrowers shall furnish to the Bank, within 30 days after the last day of each month, a Borrowing Base Certificate;

(c) Borrowers shall furnish to the Bank, within 30 days after the last day of each month, an accounts receivable aging report in the form set forth in the Borrowing Base Certificate;

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(d) Borrowers shall furnish to the Bank, within 30 days after the last day of each month, an accounts payable report as of the last day of such month in form satisfactory to the Bank;

(e) Borrowers shall furnish to the Bank, within 30 days after the last day of each month, a detailed listing and summary of the Inventory on Borrowers’ books as of the close of the preceding month, and including quantities, values, and location;

(f) Borrowers shall furnish to the Bank, within 30 days after the last day of each month, the cash flow projection of Borrower for the current fiscal year, such projections to be accompanied by a certificate signed by the chief financial officer of Borrowers to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

(g) As soon as available to Borrowers, but in any event within five (5) days after receipt by Borrower, Borrowers shall furnish to the Bank a copy of any “management letter” provided to any Borrower by its accountants; and

(h) Promptly following any request therefor, Borrowers shall furnish to the Bank such other information regarding the operations, business affairs and financial condition of the Borrowers, or compliance with the terms of the Loan Documents, as the Bank may reasonably request.

16. Financial Covenants:

Financial Covenants. The Borrowers will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants set forth in this Annex. For purposes of testing compliance with financial covenants as prescribed herein, Coffee Holding and Organic Products shall be treated on a consolidated basis and referred to collectively as Borrower:

16.1 Definitions. The following definitions, if applicable, shall pertain to this Section of this Annex:

“Capital Expenditures” shall mean for any fiscal period, the aggregate of all expenditures, including that portion of Capital Leases attributable to that fiscal period, made for the acquisition of any fixed assets or improvements, replacements, substitutions or additions.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Interest Expense” shall mean, for any fiscal period, Interest Expense for such fiscal period, excluding any amount not payable in cash.

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“Earnings” shall mean net income as defined under GAAP.

“EBITDA” shall mean, for any fiscal period, Earnings from continuing operations before payment of federal, state and local income taxes, plus Interest Expense, depreciation, amortization and other non-cash charges, to the extent deducted or added in computing Earnings, and without giving effect to extraordinary items, in each case for such fiscal period.

“Effective Net Worth” shall mean, as of the date of determination thereof, Total Assets, excluding all Intangible Assets and all loan receivables and other obligations payable to the Borrower less Total Liabilities excluding Subordinated Indebtedness, all calculated with respect to the Borrower.

“Fixed Charges” shall mean, for any fiscal period, the sum, without duplication, of the amounts determined for Borrower equal to (i) Cash Interest Expense, (ii) scheduled payments of principal on Total Debt, and (iii) taxes and Restricted Payments made in cash during such fiscal period.

“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any fiscal period of (a) the sum of (i) EBITDA for such fiscal period then ending, minus (ii) unfinanced Capital Expenditures made during such fiscal period to (b) Fixed Charges for such fiscal period.

“Indebtedness” shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of bankers’ acceptance; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.

“Intangible Assets” shall mean, as of the date of determination thereof, assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

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“Interest Expense” shall mean, for any fiscal period, the sum of total interest expense (including that portion attributable to Capital Leases and capitalized interest) of Borrower with respect to all outstanding Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedging, swap or similar agreements.

“Leverage” (Debt to Tangible Net Worth Ratio) shall have the meaning set forth in subsection (a) below.

“Senior Indebtedness” shall mean, as of the date of determination thereof, any amount of Indebtedness owing to the Bank (and/or any other lender approved by the Bank in writing in its sole discretion).

“Subordinated Indebtedness” shall mean, as of the date of determination thereof, all Indebtedness which has been subordinated in writing to the obligations owing to the Bank on terms and conditions acceptable to the Bank.

“Tangible Net Worth” shall have the meaning set forth in subsection (b) below.

“Total Assets” shall mean, as of the date of determination thereof, the total assets of the Borrower which would be classified in accordance with GAAP as assets on a balance sheet or to which reference should be made in footnotes thereto, all calculated with respect to the Borrower.

“Total Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower.

“Total Liabilities” shall mean, as of the date of determination thereof, the total liabilities and obligations of the Borrower which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto, all calculated with respect to the Borrower.

“Working Capital” shall have the meaning set forth in subsection (c) below.

16.2 Covenants. The following covenants shall apply to this Revolving Credit Facility:

(a) Leverage (Debt to Tangible Net Worth Ratio). Borrower shall not permit the Leverage (Debt to Tangible Net Worth Ratio) to be greater than 2.00 to 1.00 at any time. In applying this ratio, the term “Debt” as numerator in the ratio equation shall mean the total liabilities of the Borrower whether demand, installment, contingent, secured, unsecured, guaranteed, endorsed, or assumed all determined in accordance with GAAP, less Subordinated Debt. The term “Tangible Net Worth” as denominator in the ratio equation shall have the same meaning as set forth in (b) below defining Tangible Net Worth.

(b) Tangible Net Worth. As of fiscal year end October 31, 2016, the Borrower shall have attained a Tangible Net Worth of not less than $11,293,000 and for each fiscal year thereafter, the Borrower shall maintain at all times during said fiscal year a Tangible Net Worth of not less than the Tangible Net Worth reflected on the prior fiscal year end reviewed financial statement; provided, however, for every fiscal year end after October 31, 2016, the Borrower’s Tangible Net Worth at the fiscal year end shall not be less than the Tangible Net Worth as of the prior year end plus 50% of the Borrower’s net profit for the current fiscal year. In applying this covenant, Tangible Net Worth shall mean the Borrower’s net worth as reported on the Borrower’s financial statements, plus loans subordinated in favor of the Bank, less the total of loans or advances to its officers and affiliated companies, goodwill, licenses, patents, copyrights, trademarks, trade names, unamortized debt discount and expense, or organizational expenses and other like intangible assets and other items that would be characterized as intangible assets in accordance with GAAP. It is further required that the resultant Tangible Net Worth from the above computation shall be increased on a dollar for dollar basis for each dollar of equity contributed by the Borrower.

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(c) Working Capital. The Borrower shall maintain working capital of not less than $4,000,000 at all times. The term “Working Capital” hereunder is defined as the difference between Current Assets and Current Liabilities. “Current Assets” at a particular date, shall mean all cash, cash equivalents, accounts and inventory of Borrower and all other items which would, in conformity with GAAP, be included under current assets of Borrower as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of Borrower, or (c) the cash surrender value of any insurance policy. “Current Liabilities” at a particular date, shall mean all amounts which would, in conformity with GAAP, be included under current liabilities on the balance sheet of Borrower, as at such date, but in any event including, without limitation, the amounts of (a) all indebtedness of Borrower payable on demand not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of Borrower (whether installment, serial maturity, or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand not more than twelve (12) months after such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

(d) Net Profit. The Borrower shall not reflect a net profit of less than $900,000, and shall not experience a net loss as of any fiscal year end as reflected in the Borrower’s certified fiscal year end statements.

(e) Distributions. The Borrower shall not declare, pay or make any dividend distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassification of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of the Borrower. Anything to the contrary notwithstanding, the Borrower shall be permitted to acquire shares of the common stock or preferred stock of Borrower pursuant to its existing plan for such acquisition (which has been furnished to and reviewed by the Bank), provided that no acquisition of shares shall result in the occurrence of an Event of Default.

(f) Employee Loans. Borrower shall not make loans to employees in excess of the aggregate amount of $25,000 in any fiscal year without the prior written consent of the Bank in its sole discretion.

(g) Intercompany Transactions. There shall be no inter-company transactions with any Non-Borrower Affiliates or Subsidiaries in excess of $750,000.

17. Waiver of Covenant Violation.

It is acknowledged that Borrowers Coffee Holding and Organic Products failed to comply with the minimum net profit covenant prescribed in the Existing Loan Documents. The Borrowers have requested that the Bank waive such covenant violations, and the Bank has agreed to do so hereunder. By execution of this Agreement, the Bank is waiving such non-compliance as being an Event of Default under the Existing Loan Documents for this instance of non-compliance only. Borrowers acknowledge that this waiver is singular in nature; that it does not apply to any other instance of covenant non-compliance; that no promise has been made by the Bank that it will waive any other covenant non-compliance, now or in the future; and that Borrowers are aware that they are fully obligated to satisfy all covenants under the Loan Documents. No other covenant waiver shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

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ANNEX 3

SCHEDULE OF BORROWER INFORMATION AND RELATED MATTERS

1.	Additional Permitted Liens:

2.	State of Formation of Borrower:

3.	State and Jurisdictions where Borrower is qualified to do business:

4. Subsidiaries or Affiliates:

5. Borrower maintains offices or has equipment, fixtures, inventory or accounts receivable records on Borrower controlled premises only at the following locations (includes all leased premises):

Address of Premises	Landlord	Landlord’s Address

6. Litigation and Environmental Matters:

7. The following third parties (warehousemen, consignees, bailees, etc.) have possession of Borrower assets such as inventory, equipment, or accounts receivable records:

Name of 3rd Party	Location of Company Assets	Mailing Address of 3rd Party

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8.	Alternate or Fictitious Names or Trade Names:

9.	Ownership Interests:

10.	Management:

11.	Copyrights, Patents, Trade Marks, Service Marks, or Other Intellectual Property:

12.	Commercial Tort Claims:

13.	Bank accounts maintained at institutions other than the Bank:

14.	Borrower’s Federal Tax Identification Number and State Organizational Identification Number, if applicable:

Coffee Holding Co., Inc.:
Fed. ID.
State issued identification number:

Organic Products Trading Company LLC:
Fed. ID.
State issued identification number:

15.	Subordinated Debt as of the Date hereof:

16.	Prior Names:

17.	Validity Guarantors:

18.	Guarantors:

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EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

(See Attached)

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FORM OF BORROWING BASE CERTIFICATE

(CONTINUED)

Pursuant to the Loan Agreement, Bank has agreed to make the Revolving Loans on the conditions set forth in the Loan Agreement including, without limitation that the undersigned execute and deliver to the Bank this Certificate from time to time. Terms used in this Certificate shall have the same meaning as ascribed thereto in the Loan Agreement. For purposes of inducing Sterling National Bank to make Revolving Loans pursuant to the terms of the Loan Agreement, the undersigned hereby certifies that the foregoing statement is true and correct and in accordance with the books and records of Borrower and such Collateral is available as acceptable Collateral for Revolving Loans in accordance with the representations and warranties set forth in the Loan Agreement and as of the date hereof no Default, Event of Default, or event which after notice or lapse of time or both would be an Event of Default under the Loan Agreement has occurred. The outstanding Maximum Facility Amount reflects our indebtedness under the Loan Agreement subject to changes by Sterling National Bank.

[Borrower]

By:
Name:
Title:

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